Exhibit 10.1

Execution Version

Equity Purchase Agreement

by and among

Forward Air Final Mile, LLC

(a Tennessee limited liability company),

FFM, LLC

(a Tennessee limited liability company),

Forward Air, Inc.

(a Tennessee corporation),

FAF, Inc.

(a Tennessee corporation),

Forward Air Corporation

(a Tennessee corporation)

and

Hub Group, Inc.

(a Delaware corporation)

December 20, 2023

THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND IT WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE PRIOR TO THE ACTUAL EXECUTION OF THIS DOCUMENT BY ALL SUCH PARTIES AND THE DELIVERY OF AN EXECUTED COPY OF THIS DOCUMENT BY ALL SUCH PARTIES TO ALL OTHER PARTIES.

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BY THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

i

4.24	Assets and Liabilities	41
4.25	No Other Representations	41
4.26	Exclusivity of Representations and Warranties	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		42

5.01	Organization and Corporate Power	42
5.02	Authorization	42
5.03	No Violation	42
5.04	Filings; Consents	42
5.05	Litigation	42
5.06	Brokerage	43
5.07	Investment Representation	43
5.08	No Other Representations	43
5.09	Sufficiency of Funds	43
5.10	Exclusivity of Representations and Warranties	43

ARTICLE VI COVENANTS		44

6.01	D&O Indemnification	44
6.02	Release	45
6.03	Data Room Copy	45
6.04	Access to Books and Records	46
6.05	Insurance Matters	46
6.06	Certain Affiliate Arrangements	46
6.07	Further Assurances	46
6.08	Restrictive Covenants	47
6.09	Employee Matters	50
6.10	Change of Name	51
6.11	Post-Closing Contract Matters	52

ARTICLE VII INDEMNIFICATION		52

7.01	Indemnification of the Purchaser Indemnified Parties	52
7.02	Indemnification of the Seller Indemnified Parties	54
7.03	Procedures Relating to Indemnification	54
7.04	Net Losses	55
7.05	Survival	55
7.06	Manner of Payment	56
7.07	Indemnification Escrow	56
7.08	Exclusive Remedy	56

ARTICLE VIII TAX MATTERS		57

8.01	Preparation and Filing of Tax Returns; Payment of Taxes	57
8.02	Allocation of Certain Taxes	57
8.03	Transfer Taxes	58
8.04	Cooperation on Tax Matters	58
8.05	Tax Proceedings	58
8.06	Tax Treatment; Allocation	58

ARTICLE IX MISCELLANEOUS		59

9.01	Press Releases and Communications	59
9.02	Expenses	59
9.03	Notices	59
9.04	Assignment	60
9.05	Severability	60
9.06	Construction	60
9.07	Amendment and Waiver	61
9.08	Entire Agreement	61
9.09	Third - Party Beneficiaries	61
9.10	Counterparts	61
9.11	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL	61
9.12	Deliveries to Purchaser	62
9.13	Conflict Between Transaction Documents	62
9.14	Specific Performance	62

SCHEDULES

“Disclosure Schedules”

Schedule 3.03	Sellers’ No Violation
Schedule 3.04	Sellers’ Governmental Filings and Consents
Schedule 3.07	Affiliate Transactions
Schedule 4.03	Subsidiaries
Schedule 4.04	No Breach
Schedule 4.05	Financial Statements
Schedule 4.05(g)	COVID-19 Matters
Schedule 4.06	Absence of Certain Developments
Schedule 4.07(a)	Personal Property
Schedule 4.07(b)	Leasehold Improvements
Schedule 4.07(c)	Leased Real Property and Leases
Schedule 4.08	Tax Matters and COVID-19 Elections
Schedule 4.09(a)	Material Contracts
Schedule 4.09(b)	Exceptions to Material Contracts
Schedule 4.10(a)(i)	Registered Intellectual Property, Trademarks and Software
Schedule 4.10(a)(ii)	Exceptions to Intellectual Property Rights
Schedule 4.10(g)	Use of Publicly Available Software
Schedule 4.10(j)	Loss or Impairment of Company Intellectual Property
Schedule 4.11	Litigation
Schedule 4.12	Company Entities’ Governmental Filings and Consents
Schedule 4.13(a)	Employee Benefit Plans
Schedule 4.13(h)	Post-Termination Benefits
Schedule 4.14(a)	Company Insurance Policies
Schedule 4.14(b)	Other Insurance Policies
Schedule 4.14(c)	Exceptions to Insurance
Schedule 4.15	Environmental Matters
Schedule 4.16	Affiliated Transactions
Schedule 4.18(a)	Material Permits
Schedule 4.18(b)	Compliance with Laws
Schedule 4.19(a)-1	Employees
Schedule 4.19(a)-2	Independent Contractors and Independent Service Providers
Schedule 4.19(b)	Employment Claims

Schedule 4.19(d)	Labor Activities
Schedule 4.19(f)	Actions with respect to Non-Competition, Non-Solicitation, Non- Disparagement, and other similar Agreements
Schedule 4.20(a)	Material Customers
Schedule 4.20(b)	Material Non-Transportation Provider Vendors
Schedule 4.20(c)	Material Transportation Providers
Schedule 4.21	Bank Accounts
Schedule 4.23	Consumer Claims

“Other Schedules”

Section 1.01	Excluded Tax Matter Schedule
Section 1.01	Working Capital Schedule
Section 2.03(a)(ii)	Indebtedness Payment Schedule
Section 2.03(a)(iv)	Transaction Expenses Schedule
Section 6.06	Surviving Affiliate Contracts Schedule
Section 6.11	Post-Closing Contracts Schedule
Section 7.01	Indemnification Matters Schedule
Section 8.06	Purchase Price Methodologies Schedule

EXHIBITS

Exhibit A	-	Estimated Closing Cash Proceeds
Exhibit B	-	Rules of Engagement for Valuation Firm

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 20, 2023, is made by and among Forward Air Final Mile, LLC, a Tennessee limited liability company (“Final Mile”), FFM, LLC, a Tennessee limited liability company (“FFM”, and together with Final Mile, each a “Company Entity” and collectively the “Company Entities”), Forward Air, Inc., a Tennessee corporation (“Forward Air”), FAF, Inc., a Tennessee corporation (“FAF” and, together with Forward Air, each a “Seller” and collectively the “Sellers”), Forward Air Corporation, a Tennessee corporation (“Parent”), and Hub Group, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

WHEREAS, Forward Air owns beneficially and of record all of the issued and outstanding membership interests of Final Mile (the “Final Mile Purchased Interests”), and the Final Mile Purchased Interests constitute all of the issued and outstanding membership interests of Final Mile as of the date hereof;

WHEREAS, FAF owns beneficially and of record all of the issued and outstanding membership interests of FFM (the “FFM Purchased Interests”, and together with the Final Mile Purchased Interests, the “Purchased Interests”), and the FFM Purchased Interests constitute all of the issued and outstanding membership interests of FFM as of the date hereof;

WHEREAS, Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to Purchaser, all of the Purchased Interests;

WHEREAS, in connection with the Transactions, at or shortly after the Closing, it is contemplated that certain Offer Employees will execute and deliver to Purchaser a Restricted Stock Agreement; and

WHEREAS, in connection with the Transactions, at or shortly after the Closing, it is contemplated that certain Offer Employees will execute and deliver to Purchaser a Bonus Agreement.

NOW, THEREFORE, in consideration of the mutual representations and warranties and covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means (a) the accounting methods, policies, practices and procedures that are specified in, or used on, the Working Capital Schedule, (b) solely to the extent consistent with GAAP, those accounting methods, policies, practices and procedures applied consistently in the balance sheet included in the most recent Annual Financial Statements, and (c) GAAP. For the avoidance of doubt, in the event that there is a conflict between or among the clauses of this definition of “Accounting Principles,” clause (a) shall prevail over clauses (b) and (c), and clause (b) shall prevail over clause (c).

“Acquired Competing Business” is defined in Section 6.08(b).

“Affiliate” of any particular Person means (a) with respect to any Person that is an individual, (i) the members of the immediate family (including parents, siblings and children) of the individual, (ii) the individual’s spouse, and (iii) any business entity that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with, any of the foregoing individuals, or (b) with respect to any Person other than an individual, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. For the avoidance of doubt, (1) prior to the Closing, the Company Entities are Affiliates of the Sellers and Parent and (2) following the Closing, the Company Entities are Affiliates of Purchaser.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement” is defined in the Preamble.

“Annual Financial Statements” is defined in Section 4.05(a).

“Assignment and Assumption of Leases” means that certain assignment and assumption of leases, dated on or about the date hereof, by and between Forward Air and Final Mile.

“Bonus Agreements” means the bonus agreements, dated as of the Closing Date or other date mutually agreed by the parties, by and between Purchaser and certain Offer Employees.

“Business Day” means any day other than a Saturday, Sunday, or a day on which all banking institutions of Chicago, Illinois are authorized or obligated by Law to close.

“Business Relation” is defined in Section 6.08(c).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) (together with all statutes, rules and regulations promulgated thereunder).

“Cash” means, as of the time of determination, an amount equal to the aggregate amount of all cash and cash equivalents of the Company Entities (but excluding any Restricted Cash), less the amount of (x) any checks written by the Company Entities (but not yet cashed) and (y) any uncleared drafts or wire transfers, as determined and calculated on a consolidated basis and in a manner consistent with the Accounting Principles.

“Closing” is defined in Section 2.02.

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding immediately prior to the Closing, plus (iii) the amount of Cash as of the Effective Time; provided that the calculation of “Cash” for purposes of this clause (iii) shall be reduced by the use or transfer of any Cash outside the ordinary course of business of the Company Entities, including to the extent such Cash is used to pay any distributions to any Seller or repurchase any Purchased Interests, between the Effective Time and the Closing or to pay any Transaction Expenses or Indebtedness, minus (iv) the amount (if any) by which Closing Working Capital is less than Target Working Capital, plus (v) the amount (if any) by which Closing Working Capital is greater than Target Working Capital, minus (vi) all Transaction Expenses, minus (vii) the Indemnification Escrow Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses or Closing Working Capital shall be double counted for purposes of calculating the Closing Cash Proceeds.

“Closing Date” is defined in Section 2.02.

“Closing Statement” is defined in Section 2.04(a).

“Closing Working Capital” means Working Capital as of the Effective Time.

“Code” means the Internal Revenue Code of 1986.

“Company Documents” is defined in Section 4.04(a).

“Company Entities” is defined in the Preamble.

“Company Insurance Policies” is defined in Section 4.14.

“Company Intellectual Property” means all Owned Intellectual Property and all other Intellectual Property used or held for use in the business of the Company Entities, except for Intellectual Property that is subject to the Trademark License Agreement or the Transition Services Agreement.

“Company Personnel” is defined in Section 4.19(a).

“Competing Business” means the residential delivery of appliances and other big and bulky items; provided, however, that, for the sake of clarity, the term Competing Business shall not be deemed to include (i) any middle mile services or (ii) any final mile transportation and logistics services provided as ancillary services in connection with a less than truckload business (including of Sellers and their Affiliates) and that does not constitute a material portion of the revenue of such less than truckload business, and in the case of clause (ii) is of the type of business currently provided by the Sellers or their Affiliates.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Purchaser and Forward Air dated June 28, 2023.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, arrangements or undertaking, written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Body in connection with or in response to COVID-19, including the CARES Act.

“D&O Persons” is defined in Section 6.01(a).

“Disclosure Schedules” is defined in Article IV.

“Effective Time” means midnight at the end of the Closing Date.

“Electronic Delivery” is defined in Section 9.10.

“Employee Leasing Agreement” means that certain Employee Leasing Agreement, dated as of the date hereof, by and among the Sellers, Purchaser and the Company Entities.

“Employment Commencement Date” is defined in Section 6.09(a).

“Enterprise Value” means $262,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment or worker health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means U.S. Bank, National Association, or its successor or assign, in its capacity as escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among the Escrow Agent, the Sellers and Purchaser.

“Estimated Closing Cash Proceeds” means $260,135,196, which is the Sellers’ reasonable, good faith estimate of the Closing Cash Proceeds, the calculation and components of which are set forth on Exhibit A.

“Excluded Tax Matter” means the matter described on the Excluded Tax Matter Schedule attached hereto.

“Existing D&O Policy” is defined in Section 6.01(b).

“FAF” is defined in the Preamble.

“FFM” is defined in the Preamble.

“FFM Purchased Interests” is defined in the Recitals.

“Final Mile” is defined in the Preamble.

“Final Mile Business” means, as of any given time, the final mile residential delivery, assembly, installation and haul away business of the Company Entities as conducted as of such time by them and their contractors.

“Final Mile Purchased Interests” is defined in the Recitals.

“Financial Statements” is defined in Section 4.05(a).

“Flow-Thru Entity” means (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “specified foreign corporation” within the meaning of Code Section 965, or (iii) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“Forward Air” is defined in the Preamble.

“Fraud” means a knowing and intentional fraud by the Company Entities or the Sellers in the making of a representation and warranty expressly set forth in Article III or Article IV of this Agreement (including an intentional and knowing misrepresentation by omission of a material fact that, pursuant to a representation and warranty set forth in Article III or Article IV of this Agreement, is required to be disclosed in the Disclosure Schedules), with the intent to induce Purchaser to act or refrain from acting with respect to the execution, delivery, performance or consummation of the transactions contemplated by this

Agreement and whereby Purchaser so acted or refrained from acting in justifiable reliance on such fraud and Purchaser was damaged as a result of such reliance. For the avoidance of doubt, the term Fraud does not include, and shall not encompass any claim for or based upon, constructive or imputed knowledge, negligence or recklessness, including constructive fraud, reckless fraud or reckless misrepresentation, negligent (or grossly negligent) fraud or misrepresentation, or any similar theory.

“Fundamental Representations” means any representation or warranty set forth in Article III, Section 4.01 (Organization and Limited Liability Company Power), Section 4.02 (Capitalization of the Company Entities), Section 4.03 (Subsidiaries), Section 4.04(a) and 4.04(b)(i)(A) (Authorization; No Breach), the first sentence of Section 4.07(a) (Title to Properties), the last sentence of Section 4.10(a) (Title to Intellectual Property), Section 4.12 (Filings; Consents), Section 4.16 (Affiliated Transactions), and Section 4.17 (Brokerage).

“Funds Flow” is defined in Section 2.03(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Body” means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (ii) federal, state, provincial, local, municipal, foreign, or other government, or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body, board or other entity and any court, arbitrator, or other tribunal).

“Hazardous Substances” means any pollutant or contaminant or any material, substance or waste defined or regulated as hazardous or toxic (or for which Liability or standards of conduct may be imposed due to its dangerous or deleterious properties or characteristics) under Environmental Laws, including asbestos or asbestos-containing materials, pesticides, petroleum, petroleum products or byproducts, polychlorinated biphenyls, lead, mold, radiation, noise and odor.

“Health Plan” is defined in Section 4.13(g).

“Healthcare Reform Laws” means, collectively, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 and, in each case, the regulations and guidance issued thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inactive Employees” is defined in Section 6.09(a).

“Indebtedness” means, without duplication, as of the time of determination, (i) the amount of all indebtedness or other liabilities for borrowed money of any Company Entity or issued in substitution for or exchange of indebtedness for borrowed money (including with respect to deposits or advances of any kind and all obligations arising from bank overdrafts); (ii) liabilities of any Company Entity evidenced by bonds, debentures, notes, letters of credit, bankers’ acceptances or other similar instruments or debt securities; (iii) liabilities of any Company Entity to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business to the extent such trade payables are included dollar for dollar as current liabilities in the calculation of the Closing Working Capital as finally determined hereunder); (iv) all liabilities of any Company Entity arising out of derivative or hedging instruments, including interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (v) any deferred purchase price or other liabilities related to past acquisitions or divestitures of any Company Entity, including earn-out obligations (assuming, in each case, the maximum amounts earned); (vi) any liabilities or obligations (including accrued interest) of any Company Entity under finance leases under Accounting Standards Codification 842; (vii) all liabilities of any Company Entity to pay deferred compensation, including all employer Taxes related thereto; (viii) all liabilities of any Company Entity related to the underfunding of any pension plans; (ix) all liabilities of any Company Entity secured by a Lien on any asset or property of any Company Entity; (x) any amounts due to or in respect of any Offer Employees or current or former Company Personnel (other than accrued and unpaid salary and wages of Offer Employees to the extent included dollar for dollar as current liabilities in the calculation of Closing Working Capital as finally determined hereunder), including (A) accrued and unpaid bonuses or commissions, (B) any other bonus or commission amounts related to the pre-Closing period (irrespective of whether accrued), (C) any accrued and unpaid 401(k) profit sharing and matching contributions, and (D) severance payments or other similar obligations related to the termination of any former employees (including all employer Taxes related thereto for the foregoing items (A) through (D)); (xi) all liabilities of any Company Entity under guarantees of the other types of indebtedness or liabilities referred to in this definition; (xii) any accrued but unpaid income and franchise Taxes of any Company Entity for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date (calculated on a jurisdiction-by-jurisdiction basis with $0 being the lowest amount for a jurisdiction) and any payroll and other employment Taxes deferred by any Company Entity pursuant to Section 2302 of the CARES Act; (xiii) any deferred revenue, customer deposits, customer prepayments or any similar liability of any Company Entity; (xiv) any liabilities of any Company Entity to any current or former equityholders or Affiliates of any Company Entity; (xv) all obligations and liabilities of any Company Entity in respect of declared but unpaid dividends or distributions; and (xvi) any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection with any of the other types of indebtedness or liabilities referred to in this definition. Notwithstanding the foregoing, Indebtedness will not include any (A) obligations under operating leases, (B) amounts to the extent actually included as Transaction Expenses, (C) amounts to the extent actually included in the calculation of Closing Working Capital in accordance with the definition thereof, and (D) intercompany Indebtedness solely between the Company Entities.

“Indemnification Escrow Account” is defined in Section 2.03(a)(iii).

“Indemnification Escrow Amount” means $780,000.

“Indemnification Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnification Escrow Account pursuant to the Escrow Agreement.

“Indemnification Escrow Period” is defined in Section 7.07.

“Indemnified Party” is defined in Section 7.03(a).

“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means any of the following Taxes:

(i) all Taxes of any Seller;

(ii) all Taxes of each Company Entity (other than Transfer Taxes (which are governed by clause (iv) of this definition)) for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date;

(iii) all Taxes that each Company Entity is liable for (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Laws) as a result of being a member of (or leaving) an Affiliated Group on or before the Closing Date; and

(iv) any and all Transfer Taxes payable by the Sellers in accordance with Section 8.03.

Indemnified Taxes shall exclude any Taxes to the extent included dollar for dollar in the computation of Indebtedness, Closing Working Capital or Transaction Expenses, in each case, as finally determined.

“Indemnifying Party” is defined in Section 7.03(a).

“Initial Report” is defined in Exhibit B.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including: (i) patents, industrial designs, utility models, applications for any of the foregoing and patent disclosures, including all provisionals, divisionals, continuations, continuations-in-part, reissues and reexaminations and renewals and extensions of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, corporate names, logos and slogans, Internet domain names, social media accounts and other source or business identifiers, whether registered or unregistered, together with all common law rights in and goodwill associated with each of the foregoing (collectively “Trademarks”); (iii) copyrights, copyrightable works and mask works and all moral rights associated therewith; (iv) registrations and applications for any of the foregoing and renewals and extensions thereof; (v) trade secrets, proprietary information, know-how, and inventions (whether or not patentable), including ideas, developments, improvements, designs, drawings, algorithms, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information, product roadmaps and business and marketing plans and proposals; and (vi) intellectual property rights in Software (including source code, executable code, data and databases).

“Interim Financial Statements” is defined in Section 4.05(a).

“Inventory” means inventories of materials, goods, parts, components, merchandise, raw materials, packaging materials, wrapping, supplies and similar items, work-in-process, goods in transit and finished goods and products.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of any Company Entity, except for IT Assets that are subject to the Transition Services Agreement.

“knowledge” means, with respect to any Company Entity, the actual knowledge (following reasonable inquiry) of any of Scott Robider, Anil Singh, David Dunek or Adam Faler, and with respect to Sellers, the actual knowledge (following reasonable inquiry) of either Michael Hance or Rebecca Garbrick.

“Latest Balance Sheet” is defined in Section 4.05(a).

“Law” means any law (including the common law), rule, regulation, ordinance, code, executive order, statute or other pronouncement having the effect of law of any Governmental Body or any Order or Permit.

“Lease” is defined in Section 4.07(c).

“Leased Real Property” is defined in Section 4.07(c).

“Leasehold Improvements” is defined in Section 4.07(b).

“Liability” means any liability, debt, obligation, loss, damage, claim, cost, expense, Indebtedness, commitment or other charge, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on- or off-balance sheet, and whether arising in the past, present or future, including those arising under any Contract, action, proceeding or Law.

“Liens” means liens, security interests, charges, mortgages, pledges, options, leases or subleases, licenses or sublicenses, claims or encumbrances.

“Loss” means any loss, liability, damage, charge, lawsuit, proceeding, judgment, fine, penalty, deficiency, Tax, claim, demand (whether or not arising out of a Third-Party Claim), including any loss of benefit and the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other reasonable amounts paid in respect of the investigation, defense, assertion, prosecution or settlement of any claim or the enforcement of any rights under this Agreement, including the fees, costs and expenses incurred in respect of any audit, examination or controversy.

“Marks” is defined in Section 6.10(a).

“Material Adverse Change” means any event, change, occurrence, matter, condition, or development that, individually or in the aggregate with all other events, changes, occurrences, matters, conditions, and developments, has had or would reasonably be expected to have a material adverse effect upon (a) the assets, condition (financial or otherwise), business, liabilities, or results of operations of the Company Entities, taken as a whole, or (b) the ability of the Sellers or the Company Entities to consummate the transactions contemplated hereby and by the Seller Documents and the Company Documents; provided, however, that no adverse event, change, occurrence, matter, condition or development arising from or related to the following matters (or the results thereof) will be taken into account, either alone or in combination, in determining whether a Material Adverse Change has occurred or is reasonably likely to occur: (i) changes after the date hereof in conditions affecting the economy generally or the industries or markets in which the Company Entities operate; (ii) any national or international political or social conditions, including the engagement by the United States or another government in hostilities (whether or not pursuant to the declaration of a national emergency or war), or the occurrence in any place of any military or terrorist attack or event; (iii) any actual stoppage, shutdown, default, or similar event or occurrence by or involving any Governmental Body involving a national or federal government as a whole; (iv) conditions affecting the financial, banking, or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index), including any changes in currency exchange rates, interest rates, monetary policy, or fiscal policy; (v) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, epidemic, pandemic, act of God, or other comparable event, in each case including any worsening thereof; (vi) changes in any Laws issued by any Governmental Body (or the legally binding interpretation or enforcement thereof) after the date hereof; (vii) any failure by either Company Entity to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period ending before, on, or after the date hereof (although any facts and circumstances that may have given rise or contributed to any such failure that are not otherwise excluded from the definition of Material Adverse Change may be taken into account in determining whether there has been a Material Adverse Change); or (viii) any action taken at the written request or with the written consent of Purchaser and not otherwise required to be taken by this Agreement, the Seller Documents or the Company Documents; provided further, that with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v), and (vi), such matter will only be excluded to the extent (and only to the extent) such matter does not have a disproportionate effect on the Company Entities, taken as a whole, relative to other comparable entities operating in the industries, markets, or geographic areas in which the Company Entities operate.

“Material Contracts” is defined in Section 4.09(a).

“Material Customers” is defined in Section 4.20(a).

“Material Non-Transportation Provider Vendors” is defined in Section 4.20(b).

“Material Permits” is defined in Section 4.18(a).

“Material Transportation Providers” is defined in Section 4.20(c).

“Objection Notice” is defined in Section 2.04(b).

“Offer Employees” is defined in Section 6.09(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Body.

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws (and any similar document), (ii) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, including any limited partnership agreement for any limited partnership and any operating agreement for any limited liability company (and any similar document or agreement) and (iii) any amendment to any of the foregoing.

“Other Insurance Policies” is defined in Section 4.14.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any Company Entity, provided that the Intellectual Property that is subject to the Trademark Assignment Agreement is Owned Intellectual Property only to the extent set forth therein.

“Parent” is defined in the Preamble.

“Pending Claims” is defined in Section 7.07.

“Pension Plan” is defined in Section 4.13(a).

“Permit” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of a Governmental Body.

“Permitted Liens” means (i) statutory Liens for Taxes not yet delinquent or which are being contested in good faith if reserves with respect thereto are maintained on the Company Entities’ books in accordance with GAAP; (ii) Liens imposed by Law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar liens, which arise in the ordinary course of business with respect to obligations not yet due and (iii) Liens in the nature of easements, rights-of-way, restrictions and other similar charges or encumbrances which do not, individually or in the aggregate, materially interfere with the use of any real property by any Company Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Body.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including names, addresses, email addresses, account usernames, Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” is defined in Section 4.13(a).

“Policyholder” is defined in Section 6.01(b).

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date.

“Privacy and Security Requirements” means (i) all applicable Laws relating to the Processing of Personal Information; (ii) all applicable Privacy Contracts; and (iii) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Company Entity and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including HIPAA, the Children’s Online Privacy Protection Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the General Data Protection Regulation, all U.S. state telemarketing Laws, and all Laws related to breach notification.

“Privacy Policies” means all written policies applicable to any Company Entity relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Process” or “Processing” means creation, collection, use, storage, maintenance, processing, recording, transfer, transmission, receipt, import, export, protection (including safeguarding and security measures), access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (ii) any Software that requires as a condition of use, modification or distribution of such Software that such Software or other Software incorporated into, linked to, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Purchase Price Allocation Schedule” is defined in Section 8.06(b).

“Purchased Interests” is defined in the Recitals.

“Purchaser” is defined in the Preamble.

“Purchaser Tax Losses” means all (a) Indemnified Taxes, (b) reasonable costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period, and (c) costs and expenses of contesting any audit or other Tax Proceeding that would result in the imposition of an Indemnified Tax if the applicable Company Entity was not successful in defending such audit or Tax Proceeding; provided, however, that Purchaser Tax Losses shall in no event include any Losses arising from the Excluded Tax Matter or any Special Indemnification Tax Matter.

“Purchaser Documents” is defined in Section 5.01.

“Purchaser Indemnified Parties” is defined in Section 7.01(a).

“Purchaser Plans” is defined in Section 6.09(a).

“Purchaser Prepared Returns” is defined in Section 8.01.

“Rebuttal Report” is defined in Exhibit B.

“Reference Date” means January 1, 2019.

“Restricted Executive” is defined in Section 6.08(c).

“Restricted Service Provider” is defined in Section 6.08(c).

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy purchased by Purchaser from Liberty Surplus Insurance Corporation in respect of the Transactions.

“Registered Intellectual Property” is defined in Section 4.10(a).

“Restricted Cash” means the aggregate amount of cash deposits, cash in reserve accounts, cash in escrow accounts and any other cash of any Company Entity which is subject to a lockbox arrangement, cash dominion, cash control or similar Contract, or which is otherwise subject to any other restriction, whether contractual or pursuant to Law, on the ability of any Company Entity to freely transfer or use such cash for any lawful purpose.

“Restricted Party” means each of the Sellers and Parent.

“Restricted Period” is defined in Section 6.08(b).

“Restricted Stock Agreements” means the restricted stock agreements and corresponding restrictive covenant agreements, dated as of the Closing Date or other date mutually agreed by the parties, by and between Purchaser and certain Offer Employees.

“Retention Amount” is defined in Section 7.01(b)(iii).

“Schedule” is defined in Article IV.

“Security Breach” means breach or security breach of Personal Information under applicable Laws.

“Security Incident” means any attempted or successful unauthorized access, use, disclosure, modification, or destruction of information or interference with the system operations of the IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program.

“Seller 401(k) Plan” is defined in Section 6.09(c).

“Seller Documents” is defined in Section 3.01.

“Seller Indemnified Parties” is defined in Section 7.02.

“Seller Persons” is defined in Section 2.03(c)(iv).

“Seller Policies” is defined in Section 6.05.

“Sellers” is defined in the Preamble.

“Software” means all computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Indemnification Tax Matter” is defined in the Indemnification Matters Schedule attached hereto.

“Straddle Period” is defined in Section 8.02.

“Subrogation Waiver” is defined in Section 2.03(c)(iv).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means $23,307,000.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, capital stock, capital gains, franchise, profits, withholding, social security, unemployment, payroll or other employment, disability, real property, personal property (tangible and intangible), stamp, excise, occupation, sales, use, user, transfer, alternative minimum, add-on, leasing, lease, transfer, natural resources, premium, ad valorem, value added, gaming, license, capital, goods and services, severance, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, escheat, windfall or excess profits, environmental, estimated or other similar tax or customs duties or amount imposed by (or otherwise payable to) any Governmental Body, including any interest, penalty, additions to tax or additional amounts, assessed, imposed or otherwise due or payable under applicable Laws with respect to Taxes.

“Tax Contest” is defined in Section 8.05(b).

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the Internal Revenue Service or any other taxing authority.

“Tax Representations” means the representations and warranties set forth in Section 4.08 (Taxes) and those portions of Sections 4.13 (Employee Benefit Plans) and 4.19 (Employees) that relate to Taxes.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax, including any amendment thereof.

“Third-Party Claim” is defined in Section 7.03(a).

“Trademark Assignment Agreement” means that certain trademark and domain name assignment agreement, dated as of the date hereof, executed by Forward Air Royalty, LLC.

“Trademark License Agreement” means that certain trademark license agreement, dated as of the date hereof, by and among the Sellers, Forward Air Royalty, LLC, Purchaser and the Company Entities.

“Trademarks” is defined in the definition of “Intellectual Property” in this Section 1.01.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Transition Services Agreement, the Employee Leasing Agreement, the Trademark License Agreement, the Trademark Assignment Agreement, the Restricted Stock Agreements, the Bonus Agreements, the Funds Flow, the R&W Insurance Policy, the Assignment and Assumption of Leases and any other Contract expressly required to be delivered by any Company Entity, any Seller, Parent, Purchaser, or any of their respective Affiliates pursuant hereto.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, (i) the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants; appraisal fees, costs and expenses; and travel, lodging, entertainment and associated expenses) incurred or owed by any Company Entity at or prior to Closing in connection with this Agreement, the other Transaction Agreements or the Transactions and any other liabilities of any Company Entity under any engagement letter or other Contract with any such legal counsel, investment banker, broker or other representative or consultant, (ii) any “success fees” or bonuses or severance or retention payments payable to any Offer Employees or by a Company Entity to current or former Company Personnel or other current or former agents or representatives of any Company Entity arising from or otherwise triggered by the Closing, including all employer Taxes related thereto, and (iii) fifty percent (50%) of the fees, costs and expenses payable to the Escrow Agent under the Escrow Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 8.03.

“Transferred Employees” is defined in Section 6.09(a).

“Transition Services Agreement” means that certain transition services agreement, dated as of the date hereof, by and among the Sellers and Purchaser.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unauthorized Code” means any virus, Trojan horse, worm, or other software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“Valuation Firm” is defined in Section 2.04(b).

“WARN” means the Worker Adjustment and Retraining Notification Act and any similar state, local or foreign Law.

“Welfare Plan” is defined in Section 4.13(a).

“Working Capital” means, as of time of determination, the sum of the current assets of the Company Entities minus the sum of the current liabilities of the Company Entities, as more fully described on the Working Capital Schedule and determined in accordance with the Accounting Principles; provided, however, that for purposes of calculating Working Capital hereunder, the parties agree that: (i) such current assets shall exclude (A) Cash, (B) Restricted Cash, (C) any accounts receivable or other amounts owed to any Company Entity by any Seller or any of their respective Affiliates and (D) all income Tax assets, whether current or deferred; and (ii) such current liabilities shall exclude all (A) Transaction Expenses, (B) Indebtedness and (C) income Tax liabilities, whether current or deferred.

1.02 Other Definitional Provisions.

(a) Accounting Terms. Accounting terms which are not otherwise defined in this Agreement will have the meanings given to them under GAAP for purposes of this Agreement. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) “Hereof,” etc. Unless otherwise expressly indicated to the contrary herein, the terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any amendment, revision of or successor to that section regardless of how it is numbered or classified. Any reference to the Code or any other Law will be interpreted to include any amendment, revision of or successor to the Code or such other Law, as the case may be.

(d) “Including,” etc. The terms “include” or “including” have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(e) Singular and Plural Forms. Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(f) “Or”. The word “or” is used in the inclusive sense of “and/or”.

(g) Internal References. References herein to a specific section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(h) Gender. References herein to any gender shall include each other gender.

(i) Heirs, Executors, etc. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, predecessors, successors and permitted assigns; provided, however, that nothing contained in this Section 1.02(i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(j) Capacity. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(k) Time Period. With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to and including”.

(l) Contract. References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) from time to time; provided, however, that references to any Contract in the Disclosure Schedules shall not be deemed to include any amendment, supplement or modification (including any waiver thereto) unless such amendment, supplement or modification (including any waiver thereto) is specifically referenced in the Disclosure Schedules.

(m) Calendar Days. References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(n) Business Day. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(o) “Dollar,” etc. The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

(p) “Extent”. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

(q) Efforts. The terms “commercially reasonable efforts” and “reasonable best efforts” shall both mean “commercially reasonable efforts” and will not include or require efforts that are unreasonable with respect to effort, expense, or duration.

ARTICLE II

SALE AND TRANSFER OF THE PURCHASED INTERESTS

2.01 Sale and Transfer of the Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, transfer and deliver to Purchaser, and Purchaser will purchase from such Seller, such Seller’s Purchased Interests and all of such Seller’s right, title and interest therein, free and clear of any Liens, in accordance with terms and conditions set forth in this Agreement.

2.02 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange and release of signature pages by email on the date hereof (the “Closing Date”). The Closing shall be deemed effective for all purposes, and all transactions contemplated herein shall be deemed to have been consummated, as of the Effective Time.

2.03 The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall take or deliver, or cause to be taken or delivered, the following actions and deliveries at the Closing:

(a) Purchaser shall:

(i) deliver, or cause to be delivered, to the Sellers, the Estimated Closing Cash Proceeds, by wire transfer of immediately available funds to the account(s) designated by the Sellers;

(ii) pay, or cause to be paid, on behalf of the Company Entities, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on the Indebtedness Payment Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness;

(iii) deliver, or cause to be delivered, the Indemnification Escrow Amount to the Escrow Agent for deposit into an escrow account (the “Indemnification Escrow Account”) established pursuant to the terms of the Escrow Agreement; and

(iv) pay, on behalf of the Company Entities, the Sellers or Parent (as the case may be), all Transaction Expenses identified on the Transaction Expenses Schedule to each Person who is owed a portion thereof by wire transfer of immediately available funds to the accounts designated by each recipient thereof.

The payments to be made by Purchaser pursuant to this Section 2.03(a) shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow mutually agreed to by the parties prior to the Closing (the “Funds Flow”). Notwithstanding the foregoing, the parties agree that in order to ensure compliance with applicable Tax requirements, any payments that are compensatory for income Tax purposes and are made in connection with the Transactions to any individual employed by any Company Entity, any Seller or their Affiliates shall be made through the payroll processing system of the applicable Company Entity, Seller or their Affiliates on the next regularly scheduled payroll payment date following the date any such payment is required to be made.

(b) The Sellers shall, or shall cause the Company Entities to, deliver to Purchaser each of the following:

(i) membership interest transfer powers with respect to the Purchased Interests, duly executed by each Seller;

(ii) the Escrow Agreement, executed by each Seller and Escrow Agent;

(iii) a certificate signed by an officer of each Company Entity certifying as to (i) the Organizational Documents of such Company Entity, (ii) with respect to such Company Entity, the resolutions adopted by the board of managers of such Company Entity (or similar governing body) authorizing the execution and delivery of this Agreement and the consummation of the Transactions and (iii) the incumbency of the officers of such Company Entity executing documents executed and delivered in connection herewith;

(iv) a certificate signed by an officer of each Seller certifying as to (i) its Organizational Documents, (ii) the resolutions adopted by the board of directors of such Seller (or similar governing body) authorizing the execution and delivery of this Agreement and the consummation of the Transactions and (iii) the incumbency of the officers of such Seller executing documents executed and delivered in connection herewith;

(v) a certificate signed by an officer of Parent certifying as to (i) its Organizational Documents, (ii) the resolutions adopted by the board of directors of Parent authorizing the execution and delivery of this Agreement and the consummation of the Transactions and (iii) the incumbency of the officers of Parent executing documents executed and delivered in connection herewith;

(vi) a good standing certificate (or its equivalent) as of a recent date for each Company Entity from the Secretary of State (or similar Governmental Body) of the State of Tennessee, and each jurisdiction in which each Company Entity is licensed or qualified to do business;

(vii) written resignations, effective as of the Closing, of all of the officers and managers of each Company Entity as directed by Purchaser;

(viii) original limited liability company record books and equity record books of each Company Entity to the extent not in the possession of the Company Entities as of the Closing;

(ix) invoices or other reasonable evidence of amounts due from the payees identified on the Transaction Expenses Schedule;

(x) payoff letters and Lien releases from the holders of Indebtedness identified on the Indebtedness Payment Schedule;

(xi) a duly completed and executed Form W-9 from each Seller;

(xii) the Transition Services Agreement, executed by each Seller;

(xiii) the Employee Leasing Agreement, executed by each Seller and each Company Entity;

(xiv) the Trademark License Agreement, executed by each Seller, Forward Air Royalty, LLC and each Company Entity;

(xv) the Assignment and Assumption of Leases, executed by Forward Air and Final Mile; and

(xvi) the Trademark Assignment Agreement, executed by Forward Air Royalty, LLC.

(c) Purchaser shall deliver to the Sellers:

(i) a certificate signed by an officer of Purchaser certifying as to (i) the resolutions adopted by the board of directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the Transactions and (ii) the incumbency of the officers of Purchaser executing documents executed and delivered in connection herewith;

(ii) a good standing certificate (or its equivalent) as of a recent date for Purchaser from the Secretary of State of the State of Delaware;

(iii) the Escrow Agreement, executed by Purchaser and Escrow Agent;

(iv) the R&W Insurance Policy, in finally bound form, executed by Purchaser and the insurer thereunder, it being understood and agreed that the R&W Insurance Policy must expressly provide that the insurer thereunder shall not have or pursue any subrogation rights against a Seller, an Affiliate of either Seller, or any of their respective direct or indirect past or present shareholders, members, partners, employees, directors or officers (or the functional equivalent of any such Person) (the “Seller Persons”) in connection with any claim made by Purchaser other than with respect to Fraud (the “Subrogation Waiver”) and will not permit the Subrogation Waiver to be amended, waived or otherwise modified in any manner adverse to any Seller Person without the prior written consent of Sellers;

(v) the Transition Services Agreement, executed by Purchaser;

(vi) the Employee Leasing Agreement, executed by Purchaser; and

(vii) the Trademark License Agreement, executed by Purchaser.

2.04 Closing Cash Proceeds Adjustment.

(a) Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Closing Cash Proceeds, including each of the components thereof. The Closing Working Capital shall be determined in accordance with the Accounting Principles.

(b) Purchaser shall, and shall cause the Company Entities to, permit the Sellers and their representatives to have prompt and reasonable access to the books, records and other documents (including work papers and financial statements) pertaining to or used in connection with the preparation of the Closing Statement and Purchaser’s calculation of the Closing Cash Proceeds and provide the Sellers with copies thereof (as reasonably requested by the Sellers). All such books, records, other documents and copies shall be Confidential Information hereunder and shall be subject to the provisions of Exhibit B. If the Sellers disagree with any part of Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement, the Sellers shall, within thirty (30) days after the Sellers’ receipt of the Closing Statement, notify Purchaser in writing of such disagreement by setting forth the Sellers’ calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is not delivered to Purchaser within such thirty (30) day period and if the Sellers have not in good faith notified Purchaser in writing that Purchaser has not complied with its obligations to provide reasonable access to its books, records and other documents and copies thereof, as required by the first sentence of this Section 2.04(b), then the Closing Statement, including Purchaser’s calculation of the Closing Cash Proceeds and each of the components thereof, shall be deemed to be final and binding on all parties hereto for all purposes hereunder without any action required by any Person. Any items or amounts that are not disputed in an Objection Notice shall be deemed to be final and binding on all parties hereto for all purposes hereunder without any action required by any Person. If an Objection Notice is timely delivered to Purchaser, then Purchaser and the Sellers shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. In the event that Purchaser and the Sellers are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of such Objection Notice, Purchaser and the Sellers shall mutually engage, and submit such remaining disagreements to, RSM US LLP, and if such firm is unable or unwilling to serve, an independent, nationally recognized public accounting firm as is mutually agreed upon by Purchaser and the Sellers (the “Valuation Firm”).

(c) The Valuation Firm shall make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B. Purchaser and the Sellers shall cooperate with the Valuation Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Valuation Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Valuation Firm shall consider only those items and amounts in Purchaser’s and the Sellers’ respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are identified as being items and amounts to which Purchaser and the Sellers have been unable to agree. In resolving any disputed item, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Valuation Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written materials submitted by Purchaser and the Sellers (i.e., not on independent review) and on the definitions included herein. The decision of the Valuation Firm shall be final, binding, non-appealable, and enforceable as an arbitration award in any court of competent jurisdiction under the terms of the Federal Arbitration Act or its state law equivalents. The costs and expenses of the Valuation Firm incurred in connection with the foregoing shall be paid by Purchaser, on the one hand, and the Sellers, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Valuation Firm.

(d) Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.04:

(i) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are less than the Estimated Closing Cash Proceeds, then the Sellers shall pay or cause to be paid to Purchaser an amount equal to such shortfall; and

(ii) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.04 are more than the Estimated Closing Cash Proceeds, then Purchaser shall pay or cause to be paid to the Sellers an amount equal to such excess.

(e) All payments to be made pursuant to Section 2.04(d) shall (x) be treated by all parties for tax purposes as adjustments to the purchase price hereunder and (y) be made by wire transfer of immediately available funds to the account(s) designated by Purchaser or the Sellers, as applicable.

2.05 Withholding. Purchaser, the Company Entities and their Affiliates (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person in such amounts as Purchaser or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law. To the extent that amounts are so withheld, such withheld amounts shall be timely paid over to the applicable Tax authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to Purchaser that the statements in this Article III are true and correct as of the Closing Date, except as set forth in the Disclosure Schedules.

3.01 Authority, Validity and Effect. Each Seller has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Seller in connection with the Transactions (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the Seller Documents by each Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized and approved by all requisite entity action on its part, and no other entity proceedings on its part are necessary to authorize the execution or delivery of this Agreement or any Seller Documents by such Seller, the performance by such Seller of its obligations hereunder or thereunder or the consummation of the Transactions. This Agreement and each of the Seller Documents has been duly and validly executed and delivered by each Seller, and assuming that each of this Agreement and the Seller Documents is a valid and binding obligation of the other parties hereto and thereto (other than the other Seller, the Company Entities and Parent), is the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

3.02 Title to Purchased Interests. Forward Air is the record and beneficial owner of all of the Final Mile Purchased Interests, free and clear of all Liens, and, at the Closing, Forward Air shall deliver to Purchaser good and valid title to the Final Mile Purchased Interests, free and clear of all Liens. FAF is the record and beneficial owner of all of the FFM Purchased Interests, free and clear of all Liens, and, at the Closing, FAF shall deliver to Purchaser good and valid title to the FFM Purchased Interests, free and clear of all Liens.

3.03 No Violation. The execution and delivery of this Agreement and the Seller Documents by each Seller, the performance by such Seller of its obligations hereunder and thereunder, the consummation of the Transactions, and compliance by such Seller with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time or both): (a) conflict with, result in any breach of, require any notice, filing or consent under, constitute a default under, result in a violation of, give rise to any right of termination, modification, cancellation or acceleration of any obligation or right or to the loss of any benefit under, or give rise to any obligation of such Seller to make any payment under, any provision of (i) such Seller’s Organizational Documents, (ii) any outstanding Order applicable to such Seller or its properties or assets, (iii) except as set forth on Schedule 3.03, any material Contract to which such Seller is as party to or bound or to which any of its assets or properties are bound to the extent such breach, notice, filing, consent, default or violation thereunder would prohibit or delay the consummation of the Transactions or would, or would reasonably be likely to, cause Purchaser or any of the Company Entities to incur any Liability, or (iv) any applicable Law to which such Seller or its properties or assets are subject; or (b) result in the creation of any Lien upon any of the Purchased Interests or any assets or properties of any Company Entity.

3.04 Filings; Consents. Except for filings under the HSR Act that were filed on November 16, 2023, no Seller is required to submit any notice, report or other filing with any Governmental Body or other Person in connection with the execution, delivery or performance of this Agreement or any Seller Document or the consummation of the Transactions. Except as set forth on Schedule 3.04, no consent, approval or authorization of any Governmental Body is required to be obtained by any Seller in connection with the execution, delivery and performance of this Agreement or any Seller Document or the consummation of the Transactions.

3.05 Litigation. There are no actions, suits, arbitration proceedings, complaints, investigations or other proceedings pending or, to the knowledge of any Seller, threatened against or affecting any Seller at law or in equity, or before or by any Governmental Body, which would adversely affect any Seller’s performance of any Seller’s obligations under this Agreement or any Seller Document or the consummation of the Transactions.

3.06 Brokerage(a) . There are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of any Seller or any of its Affiliates.

3.07 Affiliate Transactions(a) . Except as set forth on Schedule 3.07, no Seller nor any Affiliate of any Seller (i) owns one percent (1%) or more of any class of securities of, or has an equity interest of one percent (1%) or more in, any Person which has any business relationship (as landlord, lessor, supplier, customer, consultant or otherwise) with any Company Entity or (ii) is a party to any Contract or transaction with any Company Entity or has any ownership interest in any asset or property owned or used by any Company Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES

The Company Entities and the Sellers, jointly and severally, represent and warrant to Purchaser that the statements in this Article IV are true and correct as of the Closing Date, except as set forth in the schedules accompanying this Article IV (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separate sections corresponding to the sections of Article III and this Article IV; provided, however, that information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in another section of the Disclosure Schedules if the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

4.01 Organization and Limited Liability Company Power . Each Company Entity is duly formed, validly existing and in good standing under the Laws of its respective state of formation. Each Company Entity has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its businesses as now conducted. Each Company Entity is duly qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership or use of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not constitute a Material Adverse Change. The Sellers have delivered or made available to Purchaser accurate and complete copies of the Organizational Documents of each Company Entity, in each case, as amended through the date of this Agreement. No Company Entity has violated any of the provisions of the Organizational Documents of such Company Entity.

4.02 Capitalization of the Company Entities.

(a) The authorized, issued and outstanding equity interests of the Company Entities consist of only the Purchased Interests. All of the Purchased Interests are held of record and beneficially by the Sellers. All of the Purchased Interests have been duly authorized and are validly issued, fully paid and non-assessable (as applicable) and were issued in compliance with applicable Laws. None of the Purchased Interests were issued in violation of any Contract to which any Company Entity is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any equity interests or securities containing any equity features of any Company Entity, or Contracts, commitments, understandings or arrangements, by which any Company Entity is or may become bound to issue additional equity interests or options, warrants, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into any Purchased Interests or other equity interests. No Company Entity has outstanding or authorized phantom equity, profit participation or similar rights. The Purchased Interests are, and since the date of such Company Entity’s formation have been, uncertificated.

(b) There are no securities or rights of any Company Entity, or Contracts, commitments, understandings or arrangements by which any Company Entity is bound obligating such Company Entity to repurchase, redeem, exchange, sell or otherwise acquire or retire any equity interests of any Company Entity. No Company Entity has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with any Seller on any matter. There are no voting trusts, proxies or other agreements or understandings to which any Company Entity is a party with respect to the voting or transfer of the equity interests of any Company Entity (other than the Organizational Documents of the Company Entities).

4.03 Subsidiaries. Except as set forth on Schedule 4.03, no Company Entity has, or has ever had, any Subsidiaries, and no Company Entity has taken any steps to incorporate or form any Subsidiaries, and no Company Entity owns or otherwise holds (beneficially or of record), directly or indirectly, any equity or similar interest in any other Person. No Company Entity owns or holds, directly or indirectly, the right to acquire any equity interest or any other security or interest in any other Person nor have any obligation to make any investment in any Person. No Company Entity is party to any joint venture or other similar arrangement or relationship.

4.04 Authorization; No Breach.

(a) Each Company Entity has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Company Entity in connection with the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each of the Company

Documents by each Company Entity, the performance by such Company Entity of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized and approved by all requisite limited liability company action on its part, and no other limited liability company proceedings on its part are necessary to authorize the execution or delivery of this Agreement or any Company Documents by such Company Entity, the performance by such Company Entity of its obligations hereunder or thereunder or the consummation of the Transactions. This Agreement and each of the Company Documents has been duly and validly authorized, executed and delivered by each Company Entity, and assuming that each of this Agreement and the Seller Documents is a valid and binding obligation of the other parties hereto and thereto (other than the other Company Entity, the Sellers and Parent), this Agreement and each of the Company Documents constitutes a legal, valid and binding obligation of such Company Entity, enforceable against such Company Entity in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except as set forth on Schedule 4.04, the execution and delivery of this Agreement and each of the Company Documents by each Company Entity, the performance by such Company Entity of its obligations hereunder and thereunder and the consummation of the Transactions, and compliance by such Company Entity with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time or both): (i) conflict with, result in any breach of, require any notice, filing or consent under, constitute a default under, result in a violation of, give rise to any right of termination, modification, cancellation or acceleration of any obligation or right or to loss of any benefit under, or give rise to any obligation of such Company Entity to make any payment under, any provision of (A) such Company Entity’s Organizational Documents, (B) any Lease, Material Contract or Material Permit, (C) any outstanding Order applicable to such Company Entity or its properties or assets, or (D) any applicable Law to which such Company Entity or its properties or assets are subject; or (ii) result in the creation of any Lien upon any of the Purchased Interests or any assets or properties of any Company Entity.

4.05 Financial Statements and Related Matters.

(a) Attached to Schedule 4.05 are: (i) the Company Entities’ unaudited, consolidated carve-out balance sheet as of October 31, 2023 (collectively, the “Latest Balance Sheet”) and the related unaudited, consolidated carve-out income statement for the year to date period then ended (collectively, the “Interim Financial Statements”), and (ii) the Company Entities’ unaudited, consolidated financial statements for the fiscal year ended December 31, 2022, consisting of a carve-out balance sheet and a related carve-out income statement including any notes thereto (collectively, the “Annual Financial Statements” and, collectively with the Interim Financial Statements, the “Financial Statements”). The Financial Statements are based upon the information contained in each Company Entity’s books and records, have been prepared in conformity with GAAP and present fairly in all material respects the financial condition and results of operations of the Company Entities as of the times and for the periods referred to therein, subject to (x) the absence of footnote disclosures and other presentation items and (y) in the case of the Interim Financial Statements, changes resulting from normal year-end adjustments (in each case, none of which is, or will be, material).

(b) Each Company Entity maintains and complies in all material respects with a system of accounting controls designed to provide reasonable assurances that (i) its business is operated in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Company Entities’ financial statements in conformity with GAAP and to maintain accountability for items therein; (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at regular intervals and appropriate actions are taken with respect to any differences.

(c) No Company Entity has any Indebtedness, except as described in the Indebtedness Payment Schedule. There are no Transaction Expenses, except as described in the Transaction Expenses Schedule.

(d) The financial books and records of each Company Entity accurately reflect the material assets, liabilities, business, financial condition and results of operations of such Company Entity in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.

(e) No Company Entity has any material Liabilities, except: (i) those which are adequately reflected or reserved against in the Latest Balance Sheet; and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract or warranty or involves a tort, infringement, claim, lawsuit or environmental, health or safety matter or other action).

(f) The accounts receivable reflected on the Latest Balance Sheet, net of the allowance for doubtful accounts and specific reserves set forth thereon, and the accounts receivable arising after the date thereof: (i) have arisen from bona fide transactions entered into by a Company Entity involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice to Persons other than Affiliates of any Company Entity or any Seller; and (ii) constitute only valid claims of a Company Entity not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(g) Schedule 4.05(g) sets forth a list of each loan, exclusion, forgiveness or other item to which any Company Entity has applied to or received pursuant to any COVID-19 Measure.

(h) The Inventory of each Company Entity consists of items of a quality and quantity useable or saleable in the ordinary course of business, except for obsolete or slow moving items, and items below standard quality, all of which have been written down on the books of the applicable Company Entity, as applicable, to net realizable market value or have been provided for by adequate reserves. All items included in the Inventory of the Company Entities are the property of the Company Entities, as applicable, and have been included in the Financial Statements at values determined in accordance with GAAP.

4.06 No Material Adverse Change; Absence of Certain Developments.

(a) Since December 31, 2022, there has not been any Material Adverse Change.

(b) Except as set forth on Schedule 4.06, since December 31, 2022, each Company Entity has operated only in the ordinary course of business consistent with past practice and has not engaged in any material transaction that was not in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as set forth on Schedule 4.06, since December 31, 2022, no Company Entity has:

(i) (A) amended or proposed to amend the Organizational Documents of such Company Entity in any manner or (B) split, combined or reclassified any equity interests of such Company Entity;

(ii) issued, sold, pledged, transferred or disposed of, or agreed to issue, sell pledge, transfer or dispose of, any equity interests of such Company Entity or issued any equity interests of any class or issued or became a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued equity interests of such Company Entity (other than this Agreement and the agreements contemplated hereby), or granted any equity appreciation or similar rights;

(iii) redeemed, purchased or otherwise acquired any equity interests of such Company Entity or declared set aside or paid any non-cash dividend or made any other non-cash distribution to any Person other than another Company Entity;

(iv) (A) granted to any current or former employee, officer, director, manager, or independent service provider of such Company Entity (or any Offer Employee or any former employee, officer, director, manager, or independent service provider of any Affiliate of any Company Entity who provided services primarily to the Company Entities) any increase or acceleration, in compensation or benefits, except (1) for regularly scheduled pay increases, promotions, and bonuses made in the ordinary course of business and consistent with past practice or (2) as may be required by applicable Law or the terms of any Plan; (B) modified or established any Plan (or any arrangement that would constitute a Plan, if adopted), except to the extent required by Law or the terms of any Plan or Contract; or (C) implemented any employee layoffs;

(v) sold, leased, transferred, assigned or otherwise disposed of, any material property or assets of such Company Entity, except for the sale, lease, transfer or disposition of inventory or obsolete machinery or equipment in the ordinary course of business;

(vi) incurred any material damage, destruction or loss (whether or not covered by insurance) to any material property or asset;

(vii) except for amendments in the ordinary course of business, amended any Material Contract or terminated any Contract that would have been a “Material Contract” if such Contract had been in effect as of the date hereof;

(viii) acquired or divested any business or Person or a material portion of the assets thereof by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(ix) except in accordance with the capital budget of such Company Entity provided to Purchaser prior to the date hereof, committed or authorized any commitment to make any material capital expenditures;

(x) made any change in any method of accounting or auditing practice, including any working capital procedures or practices, other than changes required as a result of changes in GAAP or applicable Law;

(xi) made any loans, advances or capital contributions to, or investments in, any other Person other than loans or advances by such Company Entity to any employee in connection with travel, entertainment and related business expenses or other customary out-of-pocket expenses in the ordinary course of business;

(xii) made any material change in such Company Entity’s cash management practices or its policies, practices or procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xiii) accelerated payment of any accounts receivable or settled or waived any material security, claim, remedy or other right related to any accounts receivable;

(xiv) delayed or postponed payment of any accounts payable or other material Liabilities;

(xv) entered into any new line of business or abandoned or discontinued any material existing line of business;

(xvi) incurred any cargo losses or other damage or loss with respect to the goods of others, in each case, where the amount of such loss or other damage was in excess of $100,000 per occurrence or claim; or

(xvii) authorized, or committed or agreed to take any action described in this Section 4.06(b).

4.07 Personal Property and Leased Real Property.

(a) Except as set forth on Schedule 4.07(a), each Company Entity owns good and valid title to, or holds a valid leasehold interest in, all of the material tangible personal property used by such Company Entity in the conduct of its business free and clear of all Liens, except for Permitted Liens and Liens that will be terminated at or prior to the Closing. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear. Except as set forth on Schedule 4.07(a), each Company Entity owns or has the valid right to use all assets and personal property used in or necessary for the conduct of such Company Entity’s business and operations as currently conducted.

(b) No Company Entity currently owns, or has ever owned, of record, beneficially or otherwise any real property, provided, however, the Company Entities do have good and valid title to certain leasehold improvements (as reflected on the Financial Statements) upon the Leased Real Property (the “Leasehold Improvements”), subject to the terms of the respective Lease, which Leasehold Improvements are described on Schedule 4.07(b) and are free and clear of all Liens other than Permitted Liens and Liens that will be terminated at the Closing.

(c) Schedule 4.07(c) contains a list of all real property leased, subleased, licensed or otherwise possessed or occupied by the Company Entities (the “Leased Real Property”) and a description of each respective Lease, including title/caption, date, parties thereto and property address. The applicable Company Entity has delivered to Purchaser a true and complete copy of the underlying lease, sublease, license or other agreement granting possession or occupancy with respect to each parcel of Leased Real Property, together with all amendments, modifications and supplements thereof (each, as so amended, modified, or supplemented, a “Lease”) and all guaranties, subordinations and other material agreements related thereto. Except as set forth on Schedule 4.07(c) with respect to each of the Leases: (i) each such Lease is in full force and effect and a Company Entity has a valid and enforceable (in accordance with the respective terms of each such Lease) leasehold interest in each parcel or tract of Leased Real Property (subject to proper authorization and execution by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws and subject to general principles of equity) free and clear of all Liens other than Permitted Liens and Liens that will be terminated at the Closing; (ii) each such Lease constitutes the entire agreement to which such Company Entity is a party with respect to the corresponding Leased Real Property; (iii) no Company Entity has received written, or to the knowledge of the Company Entities, oral notice of any, and there are no, existing defaults thereunder by any Company Entity nor, to such Company Entity’s knowledge, are there any existing defaults by any other party thereto; (iv) no event has occurred which (with notice, lapse of time or both) would constitute a breach or default in any material respect thereunder by any Company Entity or, to such Company Entity’s knowledge, any other party thereto; (v) no security deposit or portion thereof deposited has been or could currently be applied in respect of a breach or default under such Lease; (vi) no Company Entity owes, or will owe in the future with respect to actions taken prior to the Closing, any brokerage commissions or finder’s fees; and (vii) none of the other parties thereto is an Affiliate of, or otherwise has any economic interest in, any Company Entity. Except as set forth on Schedule 4.07(c), the Leased Real Property is not subject to any lease, sublease, license or tenancy or occupancy of any kind (other than the Leases and pursuant thereto), and except as set forth on Schedule 4.07(c), there are no parties, other than the Company Entities, occupying or using or with a right to occupy or use the Leased Real Property.

(d) The Leased Real Property and Leasehold Improvements constitute all of the real property in which any Company Entity has an interest. When taken together with the rights contractually obtained pursuant to the Transition Services Agreement, the Leased Real Property and Leasehold Improvements constitute all of the real property that is used and that is necessary in the operation of the business as presently conducted.

(e) No Company Entity is obligated under or is a party to any Contract pursuant to which it has the obligation to hereafter purchase or otherwise acquire, or sell, convey, assign, transfer or dispose of, any real property, part thereof or interest therein.

(f) The Leased Real Property and Leasehold Improvements are in all material respects in good condition, working order and repair (subject to normal wear and tear and routine, ongoing repairs in the ordinary course of business), have all Material Permits and are in compliance in all material respects with all applicable Laws.

(g) The Leased Real Property is supplied with all utilities and other services necessary for the conduct of the Company Entities’ business thereat.

(h) Each Leased Real Property has reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to, from and between such Leased Real Property and a public street or road.

(i) There are no actions, suits or proceedings pending or, to the Company Entities’ knowledge, threatened against the Leased Real Property, including in the nature of condemnation, eminent domain or other taking by a Governmental Body or similar proceedings.

(j) Neither the Leased Real Property nor its use is in violation of, and no event has occurred or is continuing which with notice or the passage of time, or both, would constitute a violation under any Lien affecting the Leased Real Property, and no Lien affecting the Leased Real Property has impaired in any material way the right of any Company Entity to use and operate its business at the Leased Real Property.

4.08 Tax Matters. Except as set forth on Schedule 4.08:

(a) Each Company Entity has complied in all material respects with all Laws relating to Taxes.

(b) Each Company Entity has filed all Tax Returns which are required to be filed by it, and all such Tax Returns were correct and complete in all material respects.

(c) All Taxes due and payable (whether or not shown as due on a Tax Return) by each Company Entity have been timely paid.

(d) The aggregate accrued but unpaid Taxes of each Company Entity do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regarding any notes thereto). Since the date of the Latest Balance Sheet, no Company Entity has (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any Contract with any Governmental Body (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any election with respect to Taxes, or (viii) made any Tax election inconsistent with past practices.

(e) All Taxes which each Company Entity is obligated to withhold (i) from amounts owing to any employee, agent, contractor, nonresident, member, lender, creditor or third-party and (ii) all sales, use, ad valorem, and value added Taxes, have been timely and properly withheld in accordance with applicable Law. Each Company Entity has timely remitted all withheld Taxes to the proper Governmental Body in accordance with all applicable Laws.

(f) Neither any Seller nor any Company Entity has received a notice from, an authority in a jurisdiction where any Company Entity does not file Tax Returns that any Company Entity (or any Seller as a result of its ownership of) is or may be subject to taxation by that jurisdiction. No Company Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(g) There are no ongoing, pending, or, to the knowledge of Sellers or the Company Entities, threatened audits by any Governmental Body with respect to any Taxes or Tax Returns of any Company Entity.

(h) Neither any Seller nor any Company Entity has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Body that relates to the Taxes or Tax Returns of any Company Entity. No power of attorney granted by any Company Entity with respect to any Taxes will remain in effect beyond the Closing Date. No Company Entity has executed or filed with any Governmental Body any Contract or other document extending or having the effect of currently extending the statute of limitations for assessment, collection or other imposition of any Tax.

(i) No Company Entity is a party to or bound by, or has any obligation under any allocation, sharing, indemnity or similar Contract or arrangement relating to the sharing of responsibility for Taxes that will survive the Closing (other than any Contract entered into in the ordinary course of business and not primarily concerning Taxes, all of which have been timely paid in accordance with the terms of such Contracts).

(j) No Company Entity is or has ever been a party to any “listed transaction,” (or a substantially similar transaction) as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(k) No Company Entity is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction that based on any applicable Law could be subject to clawback or recapture at or following the Closing.

(l) No Company Entity is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of an agreement (including a “closing agreement” within the meaning of Code Section 7121) entered into with any Governmental Body on or prior to the Closing Date. No Company Entity owns an interest in any Flow-Thru Entity. No Company Entity has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460.

(m) No Company Entity has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is another Company Entity or any Seller). No Company Entity is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability, or otherwise. No Company Entity is party to any tax-sharing Contracts.

(n) No Seller is a “foreign person” within the meaning of Code Section 1445.

(o) No Company Entity engages (or has ever engaged) in a trade or business in a country other than the United States of America.

(p) There are no Liens for Taxes on any assets of any Company Entity, other than Permitted Liens.

(q) Each Company Entity is (and has been at all times since its formation) properly classified as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.

(r) No Company Entity sponsors or maintains any “nonqualified deferred compensation plans” within the meaning of Code Section 409A. No Company Entity has any obligation to pay, gross up or otherwise indemnify any employee or contractor for any Taxes including potential Taxes imposed under Code Section 409A.

(s) Each Company Entity has provided to Purchaser true, correct, and complete copies of (i) all Tax Returns filed by such Company Entity for the last five (5) taxable years, (ii) all notices, information document requests (and written responses thereto), correspondence with and any other similar written material received from (or sent to) any Governmental Body with respect to any ongoing audit or proceeding regarding Taxes or Tax Returns of such Company Entity, and (iii) all notices, information document requests (and written responses thereto), correspondence and any other similar written material received from (or sent to) any Governmental Body in the last five (5) years regarding any Tax matter of such Company Entity.

(t) No asset of any Company Entity is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Company Entity has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).

(u) Schedule 4.08 sets forth a true and complete list of elections that have been made (or are pending) and actions that have been taken (or are pending) by any Company Entity with respect to Taxes pursuant to any COVID-19 Measure.

4.09 Contracts and Commitments.

(a) Except as set forth on Schedule 4.09(a), no Company Entity (and none of its Affiliates primarily with respect to the Final Mile Business) is a party to or bound by any (the Contracts set forth on Schedule 4.09(a) together with any Contracts that are required to be set forth on Schedule 4.09(a) per the provisions of this Section 4.09(a) but that are omitted from Schedule 4.09(a), being the “Material Contracts”):

(i) collective bargaining agreement;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as set forth in Schedule 4.13(a);

(iii) stock purchase, stock option or similar plan;

(iv) Contract for the employment of any officer or individual employee or Contract for any other person on a full-time or consulting basis (or similar arrangement);

(v) agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of the assets of any Company Entity;

(vi) guaranty of any obligation for borrowed money or other material guaranty;

(vii) lease or agreement under which it is lessee of, or holds or operates any property, real or personal, owned by any other party, for which in the case of personal property the annual rental exceeds $75,000;

(viii) lease or agreement under which it is lessor of or permits any third-party to hold or operate any property, real or personal, for which in the case of personal property, the annual rental exceeds $75,000;

(ix) other than purchase orders entered into in the ordinary course of business, Contract or group of related Contracts with any Material Non-Transportation Provider Vendors;

(x) other than purchase orders entered into in the ordinary course of business, Contract or group of related Contracts with any Material Customer;

(xi) other than purchase orders entered into in the ordinary course of business, Contract or group of related Contracts with any Material Transportation Providers;

(xii) Contracts which prohibit any Company Entity from freely engaging in business anywhere in the world, including Contracts which limit the freedom of any Company Entity to compete with any Person in a product line or line of business or operate in any geographic location or solicit, hire or engage any Person;

(xiii) Contracts relating to the development, ownership, registration or enforcement of Intellectual Property owned by any Company Entity, or the licensing of or other permission to use or disclose any material Intellectual Property by any Company Entity to a third-party or by a third-party to any Company Entity, in each case, other than (A) licenses for commercially available, off-the-shelf software used by any Company

Entity having a replacement cost of less than $50,000 per year, (B) non-exclusive license agreements entered into by any Company Entity with customers in the ordinary course of business or (C) intellectual property assignment agreements entered into with employees in the ordinary course of business in the form provided by the Company Entities to Purchaser;

(xiv) Contracts relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or line of business entered into since the Reference Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or line of business;

(xv) unless otherwise disclosed pursuant to this Section 4.09, Contracts involving or reasonably expected to involve aggregate consideration in excess of $150,000 per annum and which, in each case, cannot be cancelled by any Company Entity without penalty or without more than 90 days’ notice;

(xvi) Contracts containing a “most favored nation” pricing agreement, exclusive dealing arrangement, rebate arrangement, volume commitment or that require any Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(xvii) settlement agreements in connection with any litigation, claim or proceeding having continuing effect on any Company Entity or under which any Company Entity has any remaining payments obligations or other material obligations thereunder;

(xviii) Contracts to which any Company Entity is a party that provide for any joint venture, partnership agreement or similar arrangement by any Company Entity;

(xix) Contracts with any Governmental Body;

(xx) Contracts or arrangements with any staffing company, temporary employee agency, professional employer organization or similar company or service provider; and

(xxi) Contracts between or among any Company Entity, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand.

(b) Except as set forth on Schedule 4.09(b), each of the Material Contracts is in full force and effect, and is the legal, valid and binding obligation of the Company Entity (or any Affiliate thereof, as applicable) party thereto and, to the knowledge of the Company Entities or the Sellers, of the other parties thereto enforceable against each of them in accordance with its terms. Except as set forth on Schedule 4.09(b), no Company Entity (or any Affiliate thereof, as applicable) is in breach or default in any material respect under any Material Contract, and, to the knowledge of the Company Entities or the Sellers, the other party to each of the Material Contracts is not in breach or default thereunder in any material respect. Except as set forth on Schedule 4.09(b), no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default in any material respect on the part of a Company Entity (or any Affiliate thereof, as applicable) or, to the knowledge of the Company Entities or the Sellers, any other party under any Material Contract. No Company Entity (or any Affiliate thereof, as applicable) has exercised any termination rights under any Material Contract or received written, or to the knowledge of the Company Entities or the Sellers, oral notice of any such exercise of termination rights under any Material Contract from any other party thereto. No party to any Material Contract has given written, or to the knowledge of the Company Entities or the Sellers, oral notice to any Company Entity (or any Affiliate thereof, as applicable) of any unresolved material dispute with respect thereto. The Company Entities and the Sellers have made available to Purchaser true and correct copies of each Material Contract, together with all amendments, modifications or supplements thereto.

4.10 Intellectual Property.

(a) All registered trademarks and applications to register trademarks and Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights that are Owned Intellectual Property (collectively, the “Registered Intellectual Property”), all material unregistered Trademarks that are Owned Intellectual Property and all Software that are Owned Intellectual Property are set forth on Schedule 4.10(a)(i). Except as set forth on Schedule 4.10(a)(ii): (i) the Company Entities are the sole and exclusive owners of all of the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); (ii) all Owned Intellectual Property is valid and enforceable; and (iii) the Company Entities own or have the right to use pursuant to a valid and enforceable written agreement or otherwise all Company Intellectual Property.

(b) The Company Entities, the former and current conduct of the business of the Company Entities and all former and current products and services of the Company Entities and the use thereof have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person. No Company Entity is the subject of any pending legal proceeding that (i) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person or (ii) challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property, and for each of clause (i) and (ii), no such claim or challenge has been asserted or, to the knowledge of the Company Entities, threatened against any Company Entity at any time since the Reference Date. No Person has notified any Company Entity that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by any Company Entity or that any Company Entity requires a license to any of such Person’s Intellectual Property rights in order for any Company Entity to continue activities of the business.

(c) To the Company Entities’ knowledge, there is no infringement, misappropriation or other violation by any other Person involving the Company Intellectual Property and no claims alleging such infringement, misappropriation or other violation have been made since the Reference Date against any Person by any Company Entity.

(d) No trade secrets or any other confidential information of any Company Entity or of any Person to whom any Company Entity owes a duty of confidentiality has been disclosed by any Company Entity to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets and other confidential information by such Person. No Offer Employee or current or former employee, contractor, consultant or independent service provider of any Company Entity or any Affiliate of any Company Entity has any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. Each Company Entity has obtained from all Persons (including all current and former employees, contractors, consultants and agents of such Company Entity or any Affiliate of any Company Entity) who have created any material Intellectual Property for any Company Entity valid and enforceable written assignments of any such Intellectual Property to such Company Entity or such Intellectual Property is owned by a Company Entity by operation of law or otherwise. To the Company Entities’ knowledge, no Person is in violation of any written confidentiality agreements with a Company Entity.

(e) All Software set forth (or required to be set forth) on Schedule 4.10(a)(i) (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by any Company Entity or conveyed thereby to its customers or other transferees, (ii) is operative for its intended purpose and (A) free of any material defects or deficiencies and (B) does not contain any Self-Help Code, Unauthorized Code or similar programs, (iii) has been upgraded as necessary so that it is fully functional in every material respect on currently available platforms used by the Company Entities, and (iv) has been maintained by each Company Entity on its own behalf or on behalf of its customers and other transferees in accordance with industry standards.

(f) All copies of source and object codes relating to all of the Software set forth on Schedule 4.10(a)(i) are materially complete and correct. No Person other than a Company Entity possesses a copy, in any form (print, electronic or otherwise), of any source code for such Software, and all such source code is in the sole possession of the Company Entities and has been maintained strictly confidential. No Company Entity has any obligation to afford any Person access to any such source code. The Company Entities are in possession of all other material relating to the Software used in its business, including installation and user documentation, engineering specifications, flow charts and know-how, that is reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, its business.

(g) Except as set forth on Schedule 4.10(g), (i) no Software, product or service of any Company Entity (including any product or service of any Company Entity currently under development) contains or otherwise uses any code that is, in whole or in part, subject to the provisions of any license to Publicly Available Software and (ii) all Publicly Available Software used by any Company Entity has been used in its entirety and without modification.

(h) No Company Entity nor third party developer for a Company Entity has used Publicly Available Software in whole or in part in the former or current development of any part of the Company Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Company Intellectual Property in a manner that may (i) require, or condition the use or distribution of any Company Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property or (ii) otherwise impose any limitation, restriction or condition on the right or ability of any Company Entity to use, distribute or enforce any Company Intellectual Property in any manner.

(i) Except for Company Intellectual Property that is provided for use or access pursuant to the Transition Services Agreement, no Seller or any Affiliate thereof owns any Company Intellectual Property.

(j) Except as set forth on Schedule 4.10(j), the consummation of the Transactions will not result in the loss or impairment of any Company Entity’s right to own or use any Company Intellectual Property.

(k) All the IT Assets (i) are in reasonable operating order and are fulfilling the purposes for which they were acquired, licensed or established in all material respects without material downtime or errors; (ii) have adequate capacity for the present needs of the business; (iii) have security, back-ups, hardware and software support and maintenance in material conformity with industry standards; (iv) do not contain any virus, disabling or malicious code, computer instructions, circuitry or other technological means designed and intended to disrupt, damage or interfere with operation of such IT Assets; and (v) except for IT Assets offered for use or access pursuant to the Transition Services Agreement, are located at a Company Entity facility or are otherwise in the possession of and under the control of any Company Entity. Each Company Entity has commercially reasonable disaster recovery plans, data back-up plans, technologies, procedures and facilities for the IT Assets and has taken steps reasonable under the circumstances to safeguard and maintain the IT Assets utilized in the operation of its business as presently conducted, including timely applying regular security updates and patches. Since the Reference Date, the IT Assets or disaster recovery plans, technologies, procedures or facilities have not experienced a shutdown for a continuous period of twenty-four (24) hours or more.

(l) Since the Reference Date, no Company Entity has experienced any Security Breaches or material Security Incidents, and no Company Entity has received any written or, to the knowledge of the Company Entities, oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. No Company Entity has received any written or, to the knowledge of the Company Entities, oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Body or self-regulatory authority or entity) regarding any Company Entity’s Processing of Personal Information or compliance with applicable Privacy and Security Requirements. Except for systems and processes owned by or licensed to the Sellers or their Affiliates and used by them on behalf of the Company Entities, each Company Entity maintains systems and procedures reasonably intended to receive and respond to complaints regarding the Company Entities’ Processing of Personal Information.

(m) Each Company Entity is, and since the Reference Date has been, in compliance in all material respects with all applicable Privacy and Security Requirements. The Company Entities have delivered to Purchaser true, correct and complete copies of all Privacy Policies and Privacy Contracts. Each Company Entity has a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any Person that is Processed by or on behalf of such Company Entity in connection with the use or operation of its products, services and business.

(n) Each Company Entity has implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in its possession or control from unauthorized access by any Person, including any Company Entity’s or its Affiliates’ employees and contractors, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements. Each Company Entity contractually requires all third parties who have access to or receive Personal Information from, or collect Personal Information for, such Company Entity to materially comply with all applicable Privacy and Security Requirements, and to use commercially reasonable efforts consistent with industry standards to store and secure all Personal Information to protect against unauthorized Processing of the Personal Information.

(o) Assuming the consents with respect to the IT Assets set forth on Schedule 4.04 are obtained, the execution, delivery, or performance of this Agreement and the consummation of the Transactions will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit any Company Entity’s rights to own, use or Process any Company Intellectual Property or any Personal Information used in or necessary for the conduct of its business.

4.11 Litigation. Except as set forth on Schedule 4.11 and any claims incurred in the ordinary course of business, there are no pending or, to the knowledge of the Company Entities, threatened actions, suits, arbitration proceedings, complaints, investigations or other proceedings against or by any Company Entity, at law or in equity, or before or by any Governmental Body. Except as set forth on Schedule 4.11 and any claims incurred in the ordinary course of business, since the Reference Date, there have been no filed actions, suits, arbitration proceedings, complaints, investigations or other proceedings against or by any Company Entity, at law or in equity, or before or by any Governmental Body. Except as set forth on Schedule 4.11, no Company Entity is, or since the Reference Date has been, subject to any outstanding Order.

4.12 Filings; Consents. Except for filings under the HSR Act that were filed on November 16, 2023, and except as set forth on Schedule 4.12, no Company Entity is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement or any Company Document or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body is required to be obtained by any Company Entity in connection with the execution, delivery and performance of this Agreement or any Company Document or the consummation of the Transactions.

4.13 Employee Benefit Plans.

(a) Except as listed on Schedule 4.13(a), the Sellers and their Affiliates do not, for the benefit of their employees that provide services to the Final Mile Business, sponsor, maintain or contribute to, or have any Liability with respect to, any (i) nonqualified deferred compensation or retirement plans, (ii) qualified “defined contribution plans” (as such term is defined under Section 3(34) of ERISA, whether or not subject to ERISA), (iii) qualified “defined benefit plans” (as such term is defined under Section 3(35) of ERISA, whether or not subject to ERISA) (the plans described in the foregoing clauses (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, whether or not subject to ERISA) (the “Welfare Plans”), or (v) any other employee benefit plans, programs, policies, arrangements or agreements. The Pension Plans, the Welfare Plans and the plans, programs, policies, arrangements or agreements described in clauses (i) through (v) above are collectively referred to herein as the “Plans”; provided, however, that the term “Plan” shall not include any governmental or statutory benefit plans and plans, programs, policies, arrangements or agreements required to be maintained by applicable Law or that are maintained by any Governmental Body. Each Pension Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, has either received a favorable determination letter or opinion letter from the Internal Revenue Service that such Pension Plan is so qualified and that covers all amendments to such Pension Plan or has requested such a favorable determination letter and to the knowledge of the Sellers or the Company Entities, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. The Plans comply in form and have been administered in operation in all material respects with their terms and the requirements of the Code and ERISA and other applicable Law.

(b) A true and correct copy of each of the Plans and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and recordkeeping agreements, each as in effect on the date hereof, has been supplied to Purchaser. In the case of any Plan which is not in written form, Purchaser has been supplied with an accurate description of such Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Plan, to the extent applicable, has been made available to Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports supplied.

(c) With respect to the Plans, (i) all required contributions have been made or properly accrued, (ii) there are no actions, suits or claims pending or, to the knowledge of the Sellers or the Company Entities, threatened, other than routine claims for benefits, (iii) there have been no non-exempt “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d) No Company Entity has, nor to the Company Entities’ knowledge has any of its or its Affiliates’ directors, managers, officers or employees or any other “fiduciary,” as such term is defined in Section 3 of ERISA, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Plans which would subject any Company Entity or any of its or its Affiliates’ respective directors, managers, officers or employees to any material Liability under ERISA or any applicable Law.

(e) No Company Entity has incurred any material Liability for any Tax or civil penalty imposed by Section 4975 of the Code or Section 502 of ERISA which has not been satisfied in full.

(f) None of the Pension Plans is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, none of the Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA), none of the Pension Plans is a multiple employer plan and none of the Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(g) Each Company Entity, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Health Plan”) (i) is currently in compliance in all material respects with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since the Reference Date. No event has occurred, and no conditions or circumstance exists, that would reasonably be expected to subject any Company Entity, or any Health Plan, to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(h) Except as set forth on Schedule 4.13(h), none of the Welfare Plans obligates any Company Entity to provide current or former Company Personnel (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with any Company Entity, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(i) Other than amounts that are included in Transaction Expenses, neither the consummation of the Transactions nor the execution and delivery of this Agreement (whether separately or together with any other action) will accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any Offer Employee or any current or former director, manager, officer or employee of any Company Entity or any of its Affiliates. None of the payments contemplated by the Plans or otherwise payable by the Sellers or their Affiliates would, in the aggregate, constitute excess parachute payments (as defined in section 280G of the Code (without regard to subsection (b)(4) thereof)).

4.14 Insurance. Schedule 4.14(a) sets forth a list of each insurance policy in effect as of the date hereof, including name of insurer, coverage type and limit, under which named insureds include only one or more Company Entities and which the named insureds do not include either Seller or any Affiliate of either Seller (other than a Company Entity) that is an operating entity (the “Company Insurance Policies”). True and complete copies of the Company Insurance Policies have been made available to Purchaser. Schedule 4.14(b) sets forth a list of each policy of fire, liability, workers’ compensation, property, casualty, and other forms of insurance in effect as of the date hereof under which the named insureds include at least one of the Company Entities and one or more of the Sellers or one or more Affiliates of the Sellers, and the coverage type and limit for each such policy (“Other Insurance Policies”). Except as set forth on Schedule 4.14(c): (a) each of the Company Insurance Policies and the Other Insurance Policies is valid, binding, enforceable, and in full force and effect in accordance with its terms; (b) no notice of a claim has been filed with an insurer under any Company Insurance Policy since the Reference Date and no notice of a claim with respect to either Company Entity has been filed with an insurer under any Other Insurance Policy since the Reference Date; (c) neither Company Entity is in breach or default (including with respect to the payment of premiums or the giving of notices) in any material respect under any Company Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default by either Company Entity in any material respect; (d) neither Company Entity has repudiated any provision of any Company Insurance Policy; (e) no Company Entity has received any written notice of the cancellation or termination of any Company Insurance Policy or Other Insurance Policy that would cut short the policy term thereof and, to the knowledge of the Company Entities, no such cancellation or termination has been threatened; and (f) there are no claims pending under any Company Insurance Policy, or with respect to the Company Entities under any Other Insurance Policy, as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

4.15 Environmental Matters. Except as set forth on Schedule 4.15:

(a) Each Company Entity is, and since the Reference Date has been, in compliance in all material respects with all Environmental Laws applicable to its businesses, operations, equipment and assets and its operation and occupancy of the Leased Real Property.

(b) No Company Entity has received any written, or to the Company Entities’ knowledge, oral notice from any Person regarding any actual or alleged violation of or Liability or investigatory, corrective or remedial obligation under Environmental Laws related to its businesses, operations, equipment, assets, the Leased Real Property, or any real property formerly owned, leased or operated by any Company Entity.

(c) No Company Entity is subject to any current or, to the Company Entities’ knowledge, threatened, claim, action, suit, proceeding, Order, directive or complaint asserting a violation, remedial obligation or Liability under Environmental Laws with respect to its businesses, operations, equipment, or assets or the conditions at any Leased Real Property or at any real property formerly owned, leased or operated by any Company Entity.

(d) No Company Entity has disposed of, arranged for the disposal of, transported, or released, owned or operated any real property, including the Leased Real Property, or any facility contaminated by, exposed any Person to, or transported, distributed or sold any Hazardous Substance (including at, on, under or from any Leased Real Property or any formerly owned or leased real property by any Company Entity during the time that such Company Entity owned or leased such real property), in each case, in a manner that has not been in compliance in all material respects with applicable Environmental Laws or that has given or would reasonably be expected to give rise to any material Liabilities for any Company Entity.

(e) Each Company Entity has timely obtained, maintains in full force and effect, and is, and since the Reference Date has been, in compliance in all material respects with all Material Permits required under Environmental Laws for its businesses, operations, equipment, and assets and its operation and occupancy of the Leased Real Property since the Reference Date.

(f) No Company Entity has provided an indemnity with respect to environmental matters that survives the Closing Date, and there are no indemnity claims arising under Environmental Laws pending or, to the Company Entities’ knowledge, threatened against any Company Entity.

(g) The Company Entities have provided to the Purchaser all material environmental audits, assessments, and reports in each Company Entity’s possession or control, including all Phase I environmental site assessment reports and Phase II reports related to the Leased Real Property and any real property formerly owned, leased or operated by any Company Entity.

4.16 Affiliated Transactions. Except for employment relationships and the provision of compensation and benefits to employees, in each case, in the ordinary course of business, and except as set forth on Schedule 4.16, no Seller or any officer, director, manager or Affiliate of any Company Entity or any Seller (i) owns one percent (1%) or more of any class of securities of, or has an equity interest of one percent (1%) or more in, any Person which has any business relationship (as lessor, supplier, customer, consultant or otherwise) with any Company Entity or (ii) is a party to any Contract with any Company Entity or has any ownership interest in any asset or property owned or used by any Company Entity.

4.17 Brokerage. There are no claims for, and no Person is entitled to any, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of any Company Entity or any of their Affiliates.

4.18 Permits; Compliance with Laws.

(a) Except as set forth on Schedule 4.18(a), each Company Entity holds and is in compliance (and since the Reference Date has been in compliance), in all material respects, with all material Permits that are required for the operation of the business of each Company Entity. All such material Permits are valid and in full force and effect and are set forth on Schedule 4.18(a) (the “Material Permits”). The Company Entities have provided to Purchaser true and correct copies of each Material Permit. No proceedings are pending or, to the knowledge of the Company Entities, threatened relating to the suspension, revocation or modification of any Material Permit. No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit. All fees and charges with respect to the Material Permits as of the date hereof have been paid in full. Schedule 4.18(a) sets forth a list of the authorities that each Company Entity holds from the Federal Motor Carrier Safety Administration pursuant to 49 U.S.C. § 13904 to operate as an interstate property broker. No authority issued to any Company Entity to operate as a property broker is subject to pending or, to the Company Entities’ knowledge, threatened action on the part of any Governmental Body for suspension, revocation, restriction or encumbrance.

(b) Except as set forth on Schedule 4.18(b), (i) each Company Entity is in compliance (and since the Reference Date has been in compliance), in all material respects, with all applicable Laws, and (ii) no Company Entity has, since the Reference Date, received any written, or to the knowledge of the Company Entities, oral notice of any claim, action, investigation or proceeding against any Company Entity alleging any failure to comply with any applicable Law.

4.19 Employees.

(a) Schedule 4.19(a)-1 sets forth, as of the date hereof, the employees employed by Sellers or any of their Affiliates who provide services primarily to the Company Entities, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (the employees employed by the Sellers or any of their Affiliates who provide services primarily to the Company Entities as of the applicable time, the “Company Personnel”), and sets forth for each such Company Personnel the following: (i) name; (ii) title or position; (iii) hire date; (iv) 2022 and 2023 annual base compensation rate; (v) office or other work location; (vi) 2022 and 2023 cash bonus targets and cash bonuses received or currently accrued; (vii) 2022 and 2023 commission rate and commissions received or currently accrued; (viii) employment status (i.e., active or description of leave and whether the employee is full-time or part-time); and (ix) severance entitlement. Schedule 4.19(a)-2 contains, as of the date hereof, a list of all individuals who (A) are independent contractors directly engaged by a Company Entity (or by the Sellers or any of their Affiliates to provide services primarily to the Company Entities) (e.g., not engaged via a vendor agency or another third party) or (B) independent service providers directly engaged by any Company Entity to provide driving services (or by the Sellers or any of their Affiliates to provide driving services primarily to the Company Entities), and sets forth for each such individual independent contractor or independent service provider the following: (1) name; (2) title or position (or description of services); (3) in service date; (4) fees paid to them in 2022 and 2023 through the date of the Latest Balance Sheet; and

(5) service location. As of the Closing Date, all compensation, including wages, commissions, fees, benefits, overtime, cash-outs of accrued and unused vacation, paid time off, other leave or severance and bonuses, payable to all current or former Company Personnel or current or former independent service providers of any Company Entity for services performed on or prior to the date hereof have been paid in full (or accrued as current liabilities in the Working Capital as finally determined hereunder), and there are no outstanding agreements, understandings or commitments of any Company Entity with respect to any compensation, commissions or bonuses, except for amounts that are included in the Transaction Expenses. No Company Entity is liable for any payments to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other employee benefits.

(b) Except as set forth on Schedule 4.19(b), there are no actions, claims, litigation or proceedings against any Company Entity pending or, to the knowledge of the Company Entities, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any Offer Employee or current or former employee, independent contractor or independent service provider of any Company Entity, including any charge or complaint related to alleged employment discrimination, harassment, retaliation, equal pay or other employment-related matter arising under applicable Law.

(c) Each Company Entity is and has been since the Reference Date in compliance in all material respects with all applicable Laws relating to the employment of labor, including laws respecting employment and employment practices, labor, terms and conditions of employment, wages and hours (including overtime wages), wrongful termination, negligent hiring, equal employment, pay equity, meal and rest periods, immigration status, workers’ compensation, and tax withholding. All Offer Employees and other Persons characterized and treated by any Company Entity or any Affiliate thereof as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All Offer Employees and all other employees of any Company Entity classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.

(d) Except as set forth on Schedule 4.19(d), no Company Entity is party to or bound by any collective bargaining agreement with any labor organization. No Offer Employee is subject to or covered by a collective bargaining agreement. Except as set forth on Schedule 4.19(d): (i) there are, and since the Reference Date have been, no union organizing activities involving any Offer Employee or any current or former Company Personnel and, to the Company Entities’ knowledge, no such activities are threatened; (ii) there are no pending or, to the Company Entities’ knowledge, threatened strikes, work stoppages, walkouts, lockouts, or similar material labor disputes and no such disputes have occurred since the Reference Date; and (iii) since the Reference Date, no Company Entity or any Affiliate thereof with respect to the Offer Employees has committed a material unfair labor practice, and there are no pending or, to the Company Entities’ or the Sellers’ knowledge, threatened unfair labor practice charges or complaints against any Company Entity or involving an Offer Employee.

(e) Since the Reference Date, no Company Entity has implemented any employee layoffs that would implicate WARN.

(f) Schedule 4.19(f) sets forth a list of each instance since the Reference Date that (i) any Company Entity or any of their Affiliates with respect to the Final Mile Business has sought to enforce a non-competition, non-solicitation, non-disparagement or similar agreement covering a former employee of any Company Entity (or any former employee of any Affiliate of any Company Entity who provided services primarily to the Company Entities) and describes the circumstances and outcome of each such attempt and (ii) any Person has sought to enforce a non-competition, non-solicitation, non-disparagement or similar agreement covering any current or former employee of any Company Entity (or any Offer Employee or any former employee of any Affiliate of any Company Entity who provided services primarily to the Company Entities) and describes the circumstances and outcome of each such attempt.

4.20 Customers, Vendors and Carriers.

(a) Schedule 4.20(a) sets forth a list of the top ten (10) customers of the Company Entities (the “Material Customers”) by volume of sales to such Material Customers for the fiscal year ended December 31, 2022 and for the year-to-date period ended as of the Latest Balance Sheet, including the total amount of sales made to each such Material Customer during such fiscal year and period. Since December 31, 2022, no Material Customer has canceled, materially modified or otherwise terminated its relationship with any Company Entity. No Company Entity has received any written or, to the Company Entities’ knowledge, oral indication or threat from any Material Customer to the effect that such Material Customer will stop, materially decrease the rate of, or materially change the payment, price or other material terms with respect to, buying products or services from any Company Entity; provided, however, that the fact that any particular agreement, contract, or commitment with any Material Customer is scheduled to expire will not, in and of itself, constitute notice of the foregoing matters. No Company Entity is involved in any material dispute with any Material Customer.

(b) Schedule 4.20(b) sets forth a list of the top ten (10) non-transportation provider vendors of the Company Entities (the “Material Non-Transportation Provider Vendors”) by dollar value of net purchases from such Material Non-Transportation Provider Vendors for the six month period ended December 31, 2022 and for the year-to-date period ended as of the Latest Balance Sheet, including the total amount of net purchases made from each Material Non-Transportation Provider Vendor by any Company Entity during such fiscal year and period. Since December 31, 2022, no Material Non-Transportation Provider Vendor has canceled, materially modified or otherwise terminated its relationship with any Company Entity. No Company Entity received any written or, to the Company Entities’ knowledge, oral indication from any Material Non-Transportation Provider Vendor to the effect that such Material Non-Transportation Provider Vendor will stop, materially decrease the rate of, or materially change the payment, price or other material terms with respect to, providing products or services to any Company Entity; provided, however, that the fact that any particular agreement, contract, or commitment with any Material Non-Transportation Provider Vendor is scheduled to expire will not, in and of itself, constitute notice of the foregoing matters. No Company Entity is involved in any material dispute with any Material Non-Transportation Provider Vendor.

(c) Schedule 4.20(c) sets forth a list of the top ten (10) transportation providers of the Company Entities (the “Material Transportation Providers”) by dollar value of net purchases made from such Material Transportation Providers for the six month period ended December 31, 2022 and for the year-to-date period ended as of the Latest Balance Sheet, including the total amount of net purchases made by each such Material Transportation Provider during such fiscal year and period. Except as set forth on Schedule 4.20(c), since December 31, 2022, no Material Transportation Provider has canceled, materially modified or otherwise terminated its relationship with any Company Entity. No Company Entity has received any written or, to the Company Entities’ knowledge, oral indication from any Material Transportation Provider to the effect that such Material Transportation Provider will stop, materially decrease the rate of, or materially change the payment, price or other material terms (including with respect to available freight capacity) with respect to, such Material Transportation Provider’s business with any Company Entity; provided, however, that the fact that any particular agreement, contract, or commitment with any Material Transportation Provider is scheduled to expire will not, in and of itself, constitute notice of the foregoing matters. No Company Entity is involved in any material dispute with any Material Transportation Provider. All Contracts between any Company Entity and any transportation provider are on the Company Entity form of Independent Service Provider Agreement, which form has been provided to Purchaser prior to the date hereof, with no substantial deviations from such form.

4.21 Bank Accounts. Schedule 4.21 sets forth each of the bank accounts of each Company Entity, together with the authorized signatories for such accounts.

4.22 No Illegal Payments. No Company Entity nor any of any Company Entity’s managers, officers, employees or agents has ever directly or indirectly (i) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, Governmental Body or other Person for the benefit of a Company Entity or (ii) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office for the benefit of a Company Entity. No Company Entity or any officers, managers, agents or employees of any Company Entity or any other Persons acting on behalf of any Company Entity has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder or any similar anticorruption or antibribery legal requirements applicable to any Company Entity in any jurisdiction other than the United States.

4.23 Consumer Claims. Schedule 4.23 sets forth a list of all claims related to delivery and installation services provided by the Company Entities or their individual service providers that have been made by end users against the Company Entities or, to the knowledge of the Company Entities, against any individual service provider of the Company Entities (x) since December 31, 2022 (whether or not such claims have been resolved), or (y) prior to December 31, 2022 (but only to the extent such claims, to the knowledge of the Company Entities, have not been resolved as of the date hereof).

4.24 Assets and Liabilities. Immediately following the consummation of the Transactions and after giving effect thereto:

(a) the Company Entities will have all assets, properties and rights which, when taken together with the rights contractually obtained pursuant to the Transition Services Agreement, the Trademark License Agreement, the Assignment and Assumption of Leases, the Trademark Assignment Agreement and the Employee Leasing Agreement, are necessary for the conduct or operation of the business of the Company Entities (including the Final Mile Business); and

(b) the Company Entities will not have any Liabilities, whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the Company Entities, of any kind other than those exclusively related to, arising out of or in connection with the business of the Company Entities (including the Final Mile Business).

4.25 No Other Representations. Except for the representations and warranties set forth in Article III and this Article IV, no Company Entity or any Seller makes any other representations or warranties, written or oral, statutory, express or implied, with respect to (a) any Company Entity and its business, operation, assets, liabilities, condition (financial or otherwise) or prospects, (b) the Sellers or their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or (c) the negotiation, execution, delivery or performance of this Agreement by the Company Entities and the Sellers.

4.26 Exclusivity of Representations and Warranties. In entering into this Agreement and the other Transaction Agreements, Sellers and the Company Entities have relied upon their own due diligence and the representations and warranties of the Purchaser contained in Article V. Sellers and the Company Entities, on their own behalf and on behalf of their respective Affiliates and each of their and their Affiliates’ respective representatives, acknowledge and agree that, other than as set forth in Article V of this Agreement, neither Purchaser, its Affiliates nor any other Person makes, or has made, and Sellers, the Company Entities, their Affiliates and each of their respective representatives have not relied upon, and Sellers and the Company Entities, on their own behalf and on behalf of their Affiliates and their and their Affiliates’ respective representatives, hereby disclaim reliance on, any other information, statement or representation and warranty, either express or implied, whatsoever.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Sellers that the statements in this Article V are true and correct as of the Closing Date.

5.01 Organization and Corporate Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by Purchaser in connection with the Transactions (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder and to consummate the Transactions.

5.02 Authorization. The execution and delivery of this Agreement and each of the Purchaser Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the Transactions have been duly and validly authorized and approved by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution or delivery of this Agreement or any Purchaser Documents by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the Transactions. This Agreement and each of the Purchaser Documents has been duly and validly authorized, executed and delivered by Purchaser, and assuming that each of this Agreement and the Purchaser Documents is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each of the Purchaser Documents constitutes, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

5.03 No Violation. The execution and delivery of this Agreement and each of the Purchaser Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, the consummation of the Transactions, and compliance by Purchaser with the provisions hereof and thereof, do not and will not (with or without notice or lapse of time or both) conflict with, result in any breach of, require any notice, filing or consent under, constitute a default under, result in a violation of, any provision of (i) Purchaser’s Organizational Documents, (ii) any outstanding Order applicable to Purchaser or any of the properties or assets of Purchaser, (iii) any material Contract or material Permit to which Purchaser is a party to or bound or to which any of its assets or properties are bound, or (iv) any applicable Law to which Purchaser or any of the properties or assets of Purchaser are subject.

5.04 Filings; Consents. Except for filings under the HSR Act that were filed on November 16, 2023, Purchaser is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution and delivery by it of this Agreement or any Purchaser Document, the performance by it of its obligations hereunder and thereunder or the consummation of the Transactions. No consent, approval or authorization of any Governmental Body or any other Person is required to be obtained by Purchaser in connection with its execution and delivery of this Agreement or any Purchaser Document, the performance by it of its obligations hereunder and thereunder or the consummation of the Transactions.

5.05 Litigation. There are no actions, suits, arbitration proceedings, complaints, investigations or other proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Governmental Body, which would adversely affect Purchaser’s performance under this Agreement, the Purchaser Documents or Purchaser’s consummation of the Transactions.

5.06 Brokerage. Except for Purchaser’s engagement of Stephens Inc. (the fees and expenses of which are the responsibility of Purchaser), there are no claims for, and no Person is entitled to, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of Purchaser.

5.07 Investment Representation. Purchaser is acquiring the Purchased Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any securities Laws.

5.08 No Other Representations. Except for the representations and warranties set forth in this Article V, Purchaser does not make any other representations or warranties, written or oral, statutory, express or implied, with respect to (a) Purchaser or its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or (b) the negotiation, execution, delivery or performance of this Agreement by Purchaser.

5.09 Sufficiency of Funds. Purchaser has and will have sufficient cash (including availability under credit facilities of Purchaser) on hand to pay all amounts pursuant to Section 2.03(a) that are required to be paid by Purchaser at the Closing.

5.10 Exclusivity of Representations and Warranties. In entering into this Agreement and the Transaction Agreements, Purchaser has relied upon its own due diligence and the representations and warranties of the Sellers and the Company Entities contained in Article III and Article IV (in each case, as qualified by the Disclosure Schedules), and Purchaser, on its own behalf and on behalf of its Affiliates and each of its and their respective representatives, acknowledges and agrees that, other than as set forth in Article III and Article IV of this Agreement (in each case, as qualified by the Disclosure Schedules), none of Seller, the Company Entities, any of their respective Affiliates, or any other Person makes, or has made, and Purchaser and its Affiliates and their respective representatives have not relied upon, and Purchaser, on its own behalf and on behalf of its Affiliates and their respective representatives, hereby disclaims reliance on, any other information, statement or representation and warranty, either express or implied, whatsoever, including (a) as to the condition, value, or quality of the businesses or assets of the Company Entities, (b) as to the accuracy or completeness of any of the information provided or made available to Purchaser, its Affiliates and their respective representatives, or (c) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of either Company Entity heretofore or hereafter delivered or provided to or made available to Purchaser, its Affiliates or their respective representatives. Without limiting the generality of the foregoing, Purchaser, on its own behalf and on behalf of its Affiliates and their respective representatives, acknowledges and agrees that, other than as set forth in Article III and Article IV of this Agreement (in each case, as qualified by the Disclosure Schedules) (i) none of the Sellers, the Company Entities, their respective Affiliates, any of their respective representatives or any other Person has made, or will be deemed to have made, any representations, warranties or statements that are able to be relied upon in the materials relating to the businesses, assets, or liabilities of the Company Entities delivered, provided to or made available to Purchaser, orally or in writing, including due diligence materials, memoranda or similar materials or in any presentation of or regarding the businesses of the Company Entities by management or other representatives of the Company Entities or others in connection with the transactions contemplated hereby, and (ii) no statement contained in any such materials or made in any such presentation will be deemed a representation and warranty hereunder or otherwise or be relied upon by Purchaser, its Affiliates or any of their respective representatives. Other than as set forth in Article III and Article IV of this Agreement (in each case, as qualified by the Disclosure Schedules), it is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available to Purchaser, its Affiliates or any of their respective representatives are not and will not be deemed to be or to include representations and warranties or any statement that is able to be relied upon by Purchaser, its Affiliates or any of their respective or representatives or any other Person.

ARTICLE VI

COVENANTS

6.01 D&O Indemnification.

(a) Purchaser agrees that all rights to indemnification or exculpation and all rights with respect to liability limitation now existing in favor of the directors, officers, Company Personnel, fiduciaries, and trustees of each Company Entity (the “D&O Persons”), as provided in any Company Entity’s Organizational Documents with respect to any matters occurring prior to the Closing, will survive the transactions contemplated by this Agreement and will continue in full force and effect and will not, for a period of six years after the Closing, be amended, repealed or otherwise modified after the Closing in respect of any pre-Closing acts or omissions in any manner that would adversely affect in any material respect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Persons, unless such modification is required by applicable Law.

(b) Solely with respect to claims made following the Closing arising from pre-Closing acts of the D&O Persons, the Sellers, on behalf of themselves and their applicable Affiliate (the “Policyholder”), agree, for a period of six years following the Closing Date, to continue coverage of the D&O Persons under the Policyholder’s existing directors’ and officers’ liability policy that prior to the Closing insured the D&O Persons (the “Existing D&O Policy”). The Sellers agree that the Existing D&O Policy will be maintained and will continue in full force and effect and will not, for a period of six years after the Closing, be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect in any material respect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were D&O Persons, unless such modification is required by applicable Law. In the event of a claim against a D&O Person arising for a pre-Closing act for which Purchaser or a Company Entity desires to seek insurance coverage under the Existing D&O Policy, Purchaser must notify the Sellers on a reasonably prompt basis of such claim. The Sellers will notify the Policyholder, and the Policyholder will submit the claim to the insurance provider. The Sellers, on behalf of themselves and the Policyholder, agree to use commercially reasonable efforts to process the claim under the Existing D&O Policy. All claims made by the Policyholder on behalf of Purchaser or a Company Entity would be subject to the terms, limitations and retention amounts of the Existing D&O Policy, and Purchaser or the Company Entity would be responsible for all costs associated with such claim, including all or any remaining retention amount under the Existing D&O Policy applicable to such claim. All other claims made with respect to post-Closing acts of the D&O Persons would be the sole responsibility of Purchaser and the Company Entities.

(c) If Purchaser, any Company Entity, any Seller, or the Policyholder (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of their properties and assets as an entity in one or a series of related transactions to any Person, then, in each such case, the successors or assigns of Purchaser, such Company Entity, such Seller, or the Policyholder, as applicable, will be required to assume all of the obligations set forth in this Section 6.01; provided that Purchaser, such Company Entity, such Seller, or the Policyholder, as applicable, will not be relieved from such obligation.

(d) The D&O Persons entitled to the indemnification, liability limitation and exculpation set forth in this Section 6.01 are intended to be third-party beneficiaries of this Section 6.01. This Section 6.01 will survive the consummation of the Transactions and will be binding on all successors and assigns of Purchaser, the Company Entities, the Sellers, and the Policyholder.

6.02 Release.

(a) Effective upon the Closing, each Seller and Parent (on behalf of such Seller and Parent and such Seller’s and Parent’s controlled Affiliates, successors and assigns) hereby irrevocably waives, releases and discharges each Company Entity (and their successors and permitted assigns) from any and all Liabilities of each such Company Entity to such Person of any kind or nature whatsoever, whether in such Person’s capacity as a Seller hereunder, as a direct or indirect shareholder or equityholder of any Seller or any Company Entity or otherwise (including in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances that existed or occurred at or prior to the Closing (including with respect to the Transactions); provided, that this Section 6.02 shall not waive, release, discharge or otherwise affect any claims or any rights of any Seller or Parent as set forth in this Agreement or as set forth in any Transaction Agreement, including the Sellers’ rights under Section 2.03 and Section 2.04, rights to seek indemnification and rights to seek equitable remedies, including specific performance of Purchaser’s obligations hereunder in accordance with Section 9.14.

(b) Without limiting the foregoing, except pursuant to Article VII of this Agreement, each Seller and Parent shall not (and shall cause such Seller’s and Parent’s Affiliates to not) make any claim for indemnification against any Company Entity or any of its respective Affiliates by reason of the fact that such Seller or Parent is or was a direct or indirect shareholder, equityholder, partner, director, manager, officer, employee or agent of any Seller, Parent or any Company Entity or any of their respective Affiliates or is or was serving at the request of any Seller, Parent or any Company Entity or any of their respective Affiliates as a direct or indirect shareholder, equityholder, partner, director, manager, officer, employee or agent of another entity with respect to any action, claim or proceeding brought by any Purchaser Indemnified Party against any Seller or Parent pursuant to or in connection with any Transaction Agreement or applicable Law, and each Seller and Parent hereby acknowledges and agrees that such Seller and Parent shall not have any claim or right to contribution or indemnity from any Company Entity with respect to any amounts paid by any Seller or Parent pursuant to or in connection with any Transaction Agreement.

(c) Effective upon the Closing, Purchaser and each Company Entity (each on behalf of itself and their respective controlled Affiliates, successors and assigns) hereby irrevocably waives, releases and discharges the Sellers and Parent and their respective direct and indirect subsidiaries (and their respective successors and permitted assigns) from any and all Liabilities to such Person of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances arising out of or related to the Transactions, provided, that this Section 6.02 shall not waive, release, discharge or otherwise affect any claims or any rights of Purchaser or any Company Entity set forth in this Agreement or set forth in any Transaction Agreement, including Purchaser’s rights under Section 2.03 and Section 2.04, rights to seek indemnification and rights to seek equitable remedies, including specific performance of the Sellers’ or Parent’s obligations hereunder in accordance with Section 9.14.

6.03 Data Room Copy. Within three (3) days after the Closing Date, the Sellers shall deliver to Purchaser and the R&W Insurance Policy insurer a file download containing each document that was included in the virtual data room established by or on behalf of the Company Entities for the Transactions as of immediately prior to the Closing.

6.04 Access to Books and Records. Sellers shall preserve and retain, for so long as required by Sellers’ document retention policy (but in any event until at least the six year anniversary of the Closing Date), all corporate, accounting, legal, auditing, human resources, Tax and other books and records of the Company Entities (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) possessed by Sellers or their Affiliates relating to the conduct of the business and operations of the Company Entities prior to the Closing Date. After the Closing, Seller shall provide Purchaser, the Company Entities and their respective representatives with access, upon reasonable prior written request, during regular business hours (and at such requesting party’s cost and expense) to the books and records of Sellers and their Affiliates to the extent related to the Company Entities, but, in each case, only to the extent and for a purpose reasonably requested by Purchaser with respect to the pre-Closing operations of the Company Entities, and Purchaser, the Company Entities and their respective representatives shall have the right to make copies of such books and records at their sole cost.

6.05 Insurance Matters. The Sellers agree to make available to Purchaser and the Company Entities all insurance policies maintained by any Seller or any of their respective Affiliates which may provide coverage for claims relating in any way to the Company Entities prior to the Closing (other than any self-insurance) (the “Seller Policies”). In the event of a pre-Closing occurrence that may be covered by one or more Seller Policies, Purchaser and the Company Entities may, after consultation with the Sellers, direct the Sellers to submit a claim for such pre-Closing occurrence to the appropriate insurer under the applicable Seller Policy. The Sellers agree to provide reasonable assistance in connection with the pursuit of such claim with the insurer, including, as necessary or requested, submitting such claim on behalf of Purchaser or the Company Entities, in each case, at the sole cost of Purchaser. Without in any way limiting or amending any other rights that Purchaser may have under this Agreement or any Transaction Agreement with respect to the matter giving rise to such claim, Purchaser shall cause the Company Entities to be responsible for satisfying any per-claim deductible or self-insured retention under the Seller Policies for any claim against the Seller Policies prosecuted by or at the request of Purchaser.

6.06 Certain Affiliate Arrangements. All Contracts between any Seller or any of its Affiliates (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, shall be terminated prior to Closing and all Liabilities arising thereunder and any other intercompany accounts, indebtedness, Liabilities, or obligations shall be fully discharged immediately prior to the Effective Time, except for any Contract set forth on the Surviving Affiliate Contracts Schedule attached hereto and the Transaction Agreements, each of which will survive the Closing in accordance with its terms.

6.07 Further Assurances. From time to time following the Closing, as and when reasonably requested in writing by any party hereto and at such requesting party’s expense, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable in order to evidence and effectuate the Transactions (including the vesting in Purchaser of good and valid title to the Purchased Interests) (it being understood and agreed that the foregoing shall not be interpreted or applied in a manner such as to expand any other express obligation or liability of any party hereunder). After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

6.08 Restrictive Covenants.

(a) Confidentiality.

(i) Each Restricted Party covenants that, from and after the Closing, such Restricted Party shall, and shall cause each of such Restricted Party’s Subsidiaries and representatives to, not disclose, and shall treat and hold as confidential, all Confidential Information and, except as otherwise expressly permitted or contemplated by this Agreement (including in connection with the enforcement of this Agreement or in defense of an action or claim brought in connection with this Agreement), refrain from using any Confidential Information (other than for the internal administrative or regulatory purposes of Sellers and their Affiliates and other than for the benefit of Purchaser or its Affiliates pursuant to the Transition Services Agreement and the Employee Leasing Agreement). In the event that a Restricted Party, a Restricted Party’s Subsidiaries or their respective representative is requested or required to disclose any Confidential Information, the Restricted Party shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.08. If, in the absence of a protective order or the receipt of a waiver hereunder, a Restricted Party, a Restricted Party’s Subsidiaries or their respective representative is compelled to disclose any Confidential Information to any Governmental Body, the Restricted Party may disclose the Confidential Information to the Governmental Body; provided that the Restricted Party shall use the Restricted Party’s reasonable best efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

(ii) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, regarding the business, products, services, research and development, relationships, Intellectual Property and goodwill of each Company Entity’s Final Mile Business, including each Company Entity’s suppliers, distributors, customers, contractors, licensors, licensees or other material business relations with respect to each Company Entity’s Final Mile Business, including with respect to each Company Entity its: (i) non-public internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) non-public requirements of and specific contractual arrangements with customers, suppliers, contractors or other material business relations and their confidential information; (iii) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to each Company Entity’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (iv) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); (v) non-public business structure and business units of Purchaser or its Affiliates; (vi) non-public acquisition plans, targets and strategies of the Company Entities; and (vii) non-public financial and other business or strategic information of the Company Entities. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include (A) any information that is or becomes generally known to the public (other than as a result of a breach of this Section 6.08(a) by a Restricted Party or a Restricted Party’s Subsidiary), (B) becomes available following the Closing Date to a Restricted Party, a Restricted Party’s Subsidiary or their respective representatives on a non-confidential basis from a source that is not and was not prohibited from disclosing such information to the knowledge of a Restricted Party or a Restricted Party’s Subsidiary after reasonable inquiry, (C) has been independently developed following the Closing Date by the Restricted Party, a Restricted Party’s Subsidiary or their respective representatives without access to, reference to, or use of any of the Confidential Information, or (D) any information that Purchaser authorizes in writing to be disclosed.

(iii) Effective as of the Closing, the Confidentiality Agreement and all obligations thereunder shall terminate without any action required by any Person.

(b) Non-Competition. Each Restricted Party covenants that, during the period commencing on the Closing Date and ending on the date that is five (5) years after the Closing Date (the “Restricted Period”), such Restricted Party shall not, and shall cause each of such Restricted Party’s Subsidiaries to not, directly or indirectly, invest in or own any interest in, manage or control or otherwise engage in any Competing Business in the United States, provided, however, that it shall not be a violation of this Section 6.08(b) if during the Restricted Period, a Restricted Party or a Subsidiary thereof acquires directly or indirectly a Person or the assets of a Person that engages in a Competing Business (the portion of such Person’s business or assets that engages in the Competing Business being an “Acquired Competing Business”) so long as (i) such Acquired Competing Business represents less than 25% of the revenue of such acquired Person or assets and (ii) either (A) such Acquired Competing Business, upon its acquisition by a Restricted Party or its Subsidiary and thereafter during the Restricted Period, has annual gross revenues for its last applicable fiscal year prior to such acquisition, and for each of its fiscal years during the Restricted Period ending subsequent to such acquisition, of less than $10 million, or (B) such Acquired Competing Business has upon its acquisition by a Restricted Party or a Subsidiary thereof, or at any time during the Restricted Period after such acquisition has gross revenues for its last applicable fiscal year of more than $10 million, such Acquired Competing Business is divested or discontinued by the Restricted Party or its Subsidiary, as the case may be, within either (1) twelve (12) months following its initial acquisition by a Restricted Party or its Subsidiary (in the case of an Acquired Competing Business that had in excess of $10 million in gross revenues for its last fiscal year upon its initial acquisition by a Restricted Party or its Subsidiary), or (2) if such Acquired Competing Business had annual gross revenues of less than $10 million for its last fiscal year ended prior to its acquisition by a Restricted Party or its Subsidiary, but thereafter achieves gross revenues of more than $10 million for any of its subsequent fiscal years during the Restricted Period, within twelve (12) months following the end of the fiscal year in which such $10 million gross revenue threshold was first exceeded.

(c) Non-Solicitation; Non-Disparagement. Each Restricted Party covenants that, without the prior written consent of Purchaser, during the Restricted Period such Restricted Party shall not, and shall cause its Subsidiaries not to, directly or indirectly, including through another Person, (i)(x) solicit or induce or attempt to solicit or induce or assist a third party to solicit or induce or attempt to solicit or induce any Offer Employee who is then employed by Purchaser or its Affiliates at a level of Assistant Vice President or higher (each a “Restricted Executive”) or any other employee or independent service provider employed or engaged by Purchaser or any direct or indirect Subsidiary thereof (including any Company Entity) in a Competing Business (a “Restricted Service Provider”) to leave the employ or engagement of Purchaser or its direct or indirect Subsidiaries, or in any way knowingly interfere adversely with the relationship between Purchaser or its direct or indirect Subsidiaries and any such Restricted Executive or Restricted Service Provider or (y) actually hire or engage any Restricted Executive or Restricted Service Provider that is employed or engaged by Purchaser or any direct or indirect Subsidiary thereof (including any Company Entity) in a Competing Business or, solely in the case of a Restricted Executive, was employed by the Purchaser or its direct or indirect Subsidiaries at any time within six (6) months prior to such proposed hiring, provided that, except as set forth in the subsequent proviso, in no event shall any Restricted Party or any of its Subsidiaries, directly or indirectly, including through another Person, actually hire or engage any Transferred Employee within six (6) months of the Closing Date; provided, however, that this Section 6.08(c)(i) shall not prevent a Restricted Party or any of its Subsidiaries from generally soliciting for employees, contractors or service providers through any manner of advertisement, posting or general solicitation that is not specifically targeted at employees or independent service providers of Purchaser or its direct or indirect Subsidiaries and from hiring or engaging any Person that responds to such advertisement, posting or general solicitation, so long as such Person is not then currently employed at a level of Assistant Vice President or higher of Purchaser or its direct or indirect Subsidiaries with respect to a Competing Business; (ii) solicit or induce or attempt to solicit or induce or assist a third party to solicit or induce or attempt to solicit or induce any customer, supplier, licensor, licensee, lessor or other business relation of a Competing Business of Purchaser or a Competing Business of any direct or indirect Subsidiary thereof (including any Company Entity) (each a “Business Relation”) to cease or refrain from doing a Competing Business with, or otherwise modify adversely the Competing Business done with, Purchaser or any direct or indirect Subsidiary thereof; (iii) in any way knowingly interfere with the relationship (or prospective relationship) between any Business Relation and a Competing Business conducted by Purchaser or any of its direct or indirect Subsidiaries; or (iv) make any disparaging statements or communications about the Final Mile Business continued by Purchaser or any direct or indirect Subsidiary thereof (including any Company Entity) or any of their respective directors, managers, officers, employees, products or services; provided, however, that this Section 6.08(c)(iv) will not prohibit (A) any Person from responding truthfully to a lawfully issued subpoena, court order, or governmental inquiry, otherwise making any truthful statement pursuant to compelled legal process or making a truthful statement pursuant applicable “whistleblower” protection or similar Laws or (B) any statements made by employees of a Restricted Party in their capacity as customers of Purchaser or its direct or indirect Subsidiaries so long as such statements do not have as their subject the transactions contemplated by this Agreement or Purchaser’s direct or indirect ownership of the Company Entities.

(d) Remedies. Each Restricted Party acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.08 and that, in such event, Purchaser, the Company Entities and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to seek specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.08. Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm.

(e) Acknowledgment. Each Restricted Party acknowledges and agrees that (i) during the Restricted Period Purchaser and its Affiliates would be irreparably damaged if such Restricted Party were to violate the covenants set forth in Section 6.08(b), (ii) the value of each Company Entity’s trade secrets and other Confidential Information arises from the fact that such information is not generally known in the marketplace, (iii) the covenants and agreements set forth in this Section 6.08 are an additional consideration of the agreements and covenants of Purchaser and the Company Entities hereunder and were a material inducement to Purchaser and the Company Entities to enter into this Agreement and to perform its obligations hereunder, and that Purchaser and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if any Restricted Party breached the provisions set forth in this Section 6.08, and (iv) the restrictions contained in this Section 6.08 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Purchaser’s interest in, and the value of, the Purchased Interests and the Company Entities (including, the goodwill inherent therein).

(f) Enforcement. If, at the time of enforcement of any of the provisions of this Section 6.08, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by applicable Law.

6.09 Employee Matters.

(a) On or within ten (10) days following the Closing Date, Purchaser shall, or shall cause one of its Affiliates (including the Company Entities following the Closing) to, make an offer of employment to each of the Company Personnel employed by any of the Sellers or their Affiliates other than a Company Entity (the “Offer Employees”) on terms and conditions determined by Purchaser in its discretion; provided, that with respect to any Offer Employee who is receiving short- or long-term disability benefits or on a leave of absence (other than vacation) as of the Closing Date (each, an “Inactive Employee”), Purchaser or its applicable Affiliate shall make each such Inactive Employee a written offer of employment to be effective upon the date on which such Inactive Employee returns to active employment; provided that if such Inactive Employee is not able to return to active employment by the date that is six (6) months following the Closing Date, the offer of employment to such Inactive Employee shall expire and Purchaser and its Affiliates shall have no obligation to hire such Inactive Employee. Purchaser and its Affiliates shall not assume any Liabilities with respect to any Inactive Employee until and unless such Inactive Employee becomes a Transferred Employee. The Transition Services Agreement and the Employee Leasing Agreement shall govern the obligations of the parties with respect to the Offer Employees during the term of the Employee Leasing Agreement. Each Offer Employee whose employment transfers to Purchaser or any of its Affiliates, other than any Inactive Employee, shall be referred to herein as a “Transferred Employee” as of the date on which such Offer Employee’s employment with Purchaser or its applicable Affiliate commences, and any Inactive Employee whose employment transfers to Purchaser or any of its Affiliates pursuant to this Section 6.09(a) shall be referred to herein as a “Transferred Employee” as of the date on which such Inactive Employee returns to active employment and commences employment with Purchaser or any of its Affiliates (such date, as applicable, the “Employment Commencement Date”).

(b) As of and after the Employment Commencement Date, Purchaser shall, or shall cause the Company Entities or the appropriate Affiliates of Purchaser to: (i) provide each Company Personnel who remains an employee of Purchaser and its Affiliates (including each Transferred Employee following their Employment Commencement Date) with service credit for purposes of eligibility, participation and levels of benefits, but not for benefit accruals under any defined benefit pension plan, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser or its Affiliates (for purposes of this Section 6.09, including the Company Entities) in which such Company Personnel are eligible to participate (the “Purchaser Plans”) for all periods of employment with Sellers and their Affiliates prior to the Employment Commencement Date to the extent such service was recognized prior to the Employment Commencement Date under the corresponding Plan, provided that such application would not result in a duplication of any compensation or benefits for any such Company Personnel; (ii) use commercially reasonable efforts to cause any pre-existing conditions or limitations under any Purchaser Plan providing voluntary short-term or long-term disability benefits be waived with respect to such Company Personnel and their eligible dependents to the extent waived under the corresponding Plan in which the applicable Company Personnel participated immediately prior to the Employment Commencement Date; (iii) use commercially reasonable efforts to cause any eligibility waiting periods under any Purchaser Plan to be waived with respect to such Company Personnel and their eligible dependents to the extent waived under the corresponding Plan in which the applicable Company Personnel participated immediately prior to the Employment Commencement Date; and (iv) use commercially reasonable efforts to give such Company Personnel and their eligible dependents credit for eligible medical expenses paid by such Company Personnel or their eligible dependents for the plan year in which such Company Personnel begins participating in the applicable Purchaser Plan towards applicable deductibles and annual out-of-pocket limits under any Purchaser Plan providing medical coverage in which such Company Personnel participates following the Employment Commencement Date, as applicable, in each case, to the extent permitted under applicable Law.

(c) Effective as of the date immediately preceding the Employment Commencement Date, the Sellers shall cause each Company Personnel to become fully vested in his or her account balance to the extent provided in any Plan that is a defined contribution plan qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”). The Sellers shall, or shall cause their Affiliates to, take all necessary actions to permit each Company Personnel having an account balance under the Seller 401(k) Plan to roll over such account balance to a defined contribution plan qualified under Section 401(a) of the Code maintained by Purchaser or its Affiliates, and Purchaser shall cause such plan to accept eligible rollovers by Company Personnel from the Seller 401(k) Plan.

(d) On the next regularly scheduled payroll date following the Employment Commencement Date (or sooner to the extent required by applicable Law or, in the case of clause (ii) below, such other later date as necessary to determine the amounts owed to the Transferred Employee), the Sellers shall pay to each Transferred Employee any and all amounts necessary to satisfy such Transferred Employee’s (i) accrued and unused vacation time and other paid time off to the extent due and payable in accordance with applicable Law and (ii) cash bonuses and/or commissions payable for the period beginning on the first day of the performance period for such bonuses or commissions (as applicable) through the Employment Commencement Date irrespective of whether such amount is due and payable as of such time in the ordinary course under the applicable plan, program or agreement for such vacation time, paid time off, bonuses or commissions.

(e) Except as otherwise provided in the Transition Services Agreement or the Employee Leasing Agreement, the Sellers and their Affiliates (other than the Company Entities) shall be responsible for all Liabilities under the Plans (other than any Plans solely sponsored by a Company Entity), whether such Liabilities arise prior to, on or after the Closing Date (including any such Liabilities for claims under health Plans and for workers’ compensation that are incurred but not reported claims as of the Closing Date).

(f) No provision of this Agreement shall (i) create any right in any Company Personnel to continued employment by Purchaser or its Affiliates or preclude the ability of Purchaser or its Affiliates to terminate the employment of any such Company Personnel for any reason, (ii) require Purchaser or its Affiliates to continue any Purchaser Plans or prevent the amendment, modification or termination thereof after the Closing Date, (iii) confer upon any Company Personnel or any other Person any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any Plan or any particular agreement, plan or arrangement with respect to employment compensation or benefits of Purchaser or its Affiliates.

(g) For a period of ninety (90) days after the Closing Date, if applicable, Purchaser and its Affiliates shall comply with the Worker Adjustment and Retraining Notification Act of 1988, or any similar Law, in connection with the termination of any Company Personnel.

6.10 Change of Name. Except as provided in this Section 6.10 and in the Trademark License Agreement, as soon as commercially reasonable possible, and in any event within the time periods set forth below, Purchaser shall, or shall cause the Company Entities and its other Affiliates to, use its commercially reasonable efforts to:

(a) within thirty (30) days following the Closing, change the name of each Company Entity to a name that is not confusingly similar to the name of such Company Entity that existed prior to the Closing and does not include the name “Forward,” “Forward Air,” “Forward Air Final Mile,” or “FWRD” or any derivative thereof or any similar names, service marks, trademarks, trade names, identifying symbols or logos containing or comprising the foregoing or confusingly similar thereto (collectively, the “Marks”); provided, however, that Purchaser shall be permitted to include “Final Mile” in the names of the Company Entities; and

(b) within six (6) months following the Closing, with respect to any Mark that is painted on or otherwise affixed to equipment, buildings, signage or placards promptly remove, cover and/or replace such Marks on all equipment, buildings, signage and placards used by Purchaser, the Company Entities or their respective Affiliates in their post-Closing businesses; provided, however, that it shall not be a default under this Section 6.10(b) if, despite expending commercially reasonable efforts, Purchaser, the Company Entities and their respective Affiliates are unable to remove the Marks from all such buildings prior to a date that is one (1) year months following the Closing.

Notwithstanding the foregoing, within one (1) year following the Closing, Purchaser shall, and shall cause the Company Entities and its and their respective Affiliates to, cease using the Marks. The use of the Marks by Purchaser, the Company Entities and their respective Affiliates after the Closing will be subject to the Trademark License Agreement.

6.11 Post-Closing Contract Matters. Following the Closing, with respect to the contracts, agreements and guarantees that are referenced on the Post-Closing Contracts Schedule, Purchaser and the Sellers shall take the actions that are specified on the Post-Closing Contracts Schedule.

ARTICLE VII

INDEMNIFICATION

7.01 Indemnification of the Purchaser Indemnified Parties.

(a) From and after the Closing, the Sellers, jointly and severally, subject to the limitations set forth herein, shall indemnify and hold harmless Purchaser and each of its Affiliates (including the Company Entities) and their respective officers, directors, managers, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Purchaser Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to (i) any breach or inaccuracy of, or any misrepresentation with respect to, any of the representations and warranties set forth in Article III or Article IV (other than the Fundamental Representations and the Tax Representations), (ii) any breach or inaccuracy of, or any misrepresentation with respect to, any of the Fundamental Representations or the Tax Representations, (iii) any nonfulfillment or breach of any covenant or agreement of any Seller or Parent contained in this Agreement or in any other Transaction Agreement to which any Seller, Parent or Forward Air Royalty, LLC is a party, (iv) any Indebtedness that exists as of immediately prior to the Closing to the extent not included in the calculation of the Closing Cash Proceeds, as finally determined hereunder, (v) any Transaction Expenses to the extent not included in the calculation of the Closing Cash Proceeds, as finally determined hereunder, (vi) any Purchaser Tax Losses, (vii) any Fraud by any Company Entity, any Seller or Parent hereunder, and (viii) any matter set forth in the Indemnification Matters Schedule upon the terms, and subject to the conditions set forth, in the Indemnification Matters Schedule.

(b) The Purchaser Indemnified Parties’ right to recover for claims pursuant to this Section 7.01 shall be subject to the following terms and limitations:

(i) the Purchaser Indemnified Parties shall not be entitled to recover any Losses under Section 7.01(a)(i) until the total amount of Losses which the Purchaser Indemnified Parties would otherwise recover under Section 7.01(a)(i) (but for this Section 7.01(b)(i)) exceeds on a cumulative basis $780,000, and then, other than with respect to Fraud, shall be entitled to recover Losses only to the extent of any such excess, subject to the limitations set forth herein, including in Section 7.01(b)(ii) below;

(ii) the Purchaser Indemnified Parties shall not be entitled to recover any Losses from the Sellers under Section 7.01(a)(i) or Section 7.01(a)(ii) in an aggregate amount in excess of $780,000, other than with respect to Fraud;

(iii) with respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification under Sections 7.01(a)(iv) – (vi), to the extent any facts giving rise to such Losses also constitute a breach for which indemnification is available under Section 7.01(a)(i) or Section 7.01(a)(ii) or under the Tax Indemnity (as defined in the R&W Insurance Policy) and to the extent that such Losses could reasonably be expected to be covered under the R&W Insurance Policy, the Purchaser Indemnified Parties shall first seek and use commercially reasonable efforts to obtain recovery under the R&W Insurance Policy before seeking recovery directly from Sellers of any amounts reasonably expected to be covered under the R&W Insurance Policy; provided, that a claim by a Purchaser Indemnified Party for such Losses may be made concurrently to the Sellers and the insurer under the R&W Insurance Policy; provided, further, that with respect to matters arising under any of Section 7.01(a)(iv), Section 7.01(a)(v) and Section 7.01(a)(vi), Sellers shall be responsible for the first $1,560,000 (the “Retention Amount”) of aggregate Losses that are subject to indemnification under each of Section 7.01(a)(iv), Section 7.01(a)(v) and Section 7.01(a)(vi), and Sellers shall be responsible for all additional Losses arising thereunder that are in excess of the limit of the R&W Insurance Policy or are otherwise not recovered under the R&W Insurance Policy despite commercially reasonable efforts of the Purchaser Indemnified Parties to do so, except that the Purchaser Indemnified Parties shall not be entitled to recover any Losses from Sellers under Section 7.01(a)(vi) in excess of, and Losses payable by Sellers under Section 7.01(a)(vi) shall be capped at, the Retention Amount;

(iv) the Purchaser Indemnified Parties shall not be entitled to recover under this Section 7.01 for any Loss to the extent such Loss is included dollar for dollar in the calculation of the Closing Cash Proceeds, as finally determined;

(v) except to the extent actually paid in respect of a Third-Party Claim, the Purchaser Indemnified Parties shall not be entitled to recover under this Section 7.01 for any amounts in respect of punitive or exemplary damages;

(vi) for purposes of this Article VII, any inaccuracy, breach or misrepresentation of any representation or warranty and the amount of any Loss suffered or incurred as a result of, arising from, in connection with, by virtue of or related to a breach of a representation or warranty shall be determined without regard to any materiality, material adverse effect, Material Adverse Change or other similar qualification (except for the representation and warranty in Section 4.06(a), in which case, the use of “Material Adverse Change” shall not be disregarded for purposes of determining any inaccuracy, breach or misrepresentation of such representation and warranty, but it shall be disregarded in determining the amount of any Loss arising therefrom, and the term “Material” when used in defined terms, such as “Material Contracts,” “Material Permits” and the like, shall not be disregarded); and

(vii) the representations and warranties made by the Sellers or the Company Entities in this Agreement shall in no event be affected by (A) any investigation, inquiry or examination made for or on behalf of any of the Purchaser Indemnified Parties, (B) any knowledge of any of the Purchaser Indemnified Parties or their respective officers, directors, managers, equityholders, employees, representatives or agents or (C) the acceptance by Purchaser of any certificate hereunder.

7.02 Indemnification of the Seller Indemnified Parties. From and after the Closing, Purchaser shall indemnify and hold harmless the Sellers and their Affiliates and their respective officers, directors, managers, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses suffered or incurred by any of the Seller Indemnified Parties as a result of, arising from, in connection with, by virtue of or related to (a) any breach or inaccuracy of, or any misrepresentation with respect to, any representation or warranty made by Purchaser set forth in Article V, and (b) any nonfulfillment or breach of any covenant or agreement of Purchaser contained in this Agreement or, after the Closing, of Purchaser or any Company Entity contained in any Transaction Agreement to which Purchaser or any Company Entity is a party. Notwithstanding anything contained in this Agreement to the contrary, except to the extent actually paid, payable or alleged in respect of a Third-Party Claim, the Seller Indemnified Parties shall not be entitled to recover under this Section 7.02 for any amounts in respect of punitive or exemplary damages.

7.03 Procedures Relating to Indemnification.

(a) In the event that any Person (the “Indemnified Party”) entitled to any indemnification under this Agreement receives written notice of the assertion of any claim or demand made by any non-Affiliated Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof promptly after receipt to the indemnifying party (the “Indemnifying Party”), which written notice shall include a copy of such claim or demand and any other reasonable detail known to the Indemnified Party with respect thereto; provided, however, that the failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall, to the extent permitted under the terms and conditions of the R&W Insurance Policy, be entitled to participate in the defense thereof, at such Indemnifying Party’s expense, and if it so chooses and delivers written notice thereof to the Indemnified Party within twenty (20) days following its receipt from the Indemnified Party of notice of such Third-Party Claim to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party may not assume and conduct the defense of such Third-Party Claim: (i) unless the Indemnifying Party irrevocably agrees and acknowledges in writing that the applicable Indemnified Party shall be entitled to full indemnification from the Indemnifying Party with respect to any Losses resulting from such Third-Party Claim; (ii) if such Third-Party Claim (A) seeks equitable relief, (B) involves, or is reasonably expected to involve, criminal charges or a criminal investigation, (C) is reasonably likely to result in Losses that exceed the amount the Indemnified Party will be entitled to recover hereunder against the Indemnifying Party as a result of the limitations set forth in this Article VII, (D) is brought by any customer, vendor or transportation provider named in Schedules 4.20(a), 4.20(b), and 4.20(c), respectively, or (E) seeks statutory, enhanced or treble damages; or (iii) if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and such Indemnified Party with respect to such Third-Party Claim. If an Indemnifying Party so elects to assume the defense of a Third-Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof in accordance with the terms hereof. If the Indemnifying Party assumes the defense of any Third-Party Claim, all the parties hereto shall reasonably cooperate in the defense or prosecution of such Third-Party Claim. The Person controlling the defense of any Third-Party Claim shall not be entitled to settle such Third-Party Claim without the prior written consent of the other involved Person (the Indemnified Party or the Indemnified Party, as the case may be) (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that consent may be withheld to any such settlement in the sole discretion of a Person (and such withholding shall not be deemed to be unreasonable) if, pursuant to or as a result of such settlement, injunctive or other equitable relief or ongoing penalties or restrictions will be imposed against such Person or any Affiliate thereof or if such settlement does not expressly and unconditionally release such Person and its Affiliates from all liabilities and obligations with respect to such claim, without prejudice or, in the event that the Indemnifying Party is controlling the defense of a Third-Party Claim, if the Indemnified Party shall have to pay a portion of the settlement. If any Indemnifying Party shall have assumed the defense of a Third-Party Claim, no Indemnified Party shall admit any Liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of such Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) To the extent this Section 7.03 is inconsistent with Section 8.05 with respect to any Tax matter, the provisions of Section 8.05 shall control.

7.04 Net Losses. The amount of any Losses under this Article VII shall be determined net of any cash amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Losses (in each case, net of any costs and expenses incurred in connection with the collection of such amount or increase in premiums resulting therefrom). In the event that an insurance, indemnification or other recovery is actually made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder in full, then a refund shall be promptly made to the applicable Indemnifying Party in an amount equal to the amount previously provided by the Indemnifying Party to the Indemnified Party with respect to such Loss (but in no event greater than the amount recovered by the Indemnified Party less any costs and expenses incurred in connection with the collection of such amount or increase in premiums resulting therefrom). Any indemnity payment under this Agreement shall be treated as an adjustment to the Closing Cash Proceeds for Tax purposes.

7.05 Survival. All representations, warranties, covenants and agreements set forth in this Agreement or in any other Transaction Agreement shall survive the Closing Date. All covenants and agreements set forth in this Agreement or in any other Transaction Agreement shall survive the Closing Date in accordance with the term specified with respect thereto, and if no term is specified with respect thereto, until such covenant or agreement is fully performed, provided that the covenants to provide indemnification under Section 7.01(a)(iv) and Section 7.01(a)(v) shall survive the Closing Date until the date that is five (5) years after the Closing Date. Notwithstanding the foregoing and except with respect to Fraud, no party shall be entitled to recover for any Loss with respect to a claim for a breach, inaccuracy or misrepresentation of any representation or warranty unless written notice of such claim is delivered to the Indemnifying Party on or prior to (a) with respect to the Tax Representations, the date that is sixty (60) calendar days after the expiration of the applicable statute of limitations (including any extension, waiver, mitigation or tolling thereof), (b) with respect to the Fundamental Representations, the date that is six (6) years after the Closing Date, and (c) with respect to all other representations and warranties, the date that is fifteen (15) months after the Closing Date. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Article VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.05 if notice of the breach thereof giving rise to such right or alleged right of indemnity shall have been given to the Indemnifying Party prior to such time, and any such representation, warranty, covenant or agreement, and the right to indemnity with respect thereto, shall survive until the claim for indemnity with respect to such inaccuracy or breach is finally resolved and any applicable obligation to remedy such inaccuracy or breach has been fully satisfied. To the extent the survival periods of the representations, warranties, covenants and agreements as set forth in this Section 7.05 are greater than or less than the survival period under the applicable statute of limitations, the parties expressly acknowledge and agree that the survival periods set forth in this Section 7.05 are intended to alter such applicable statutes of limitations.

7.06 Manner of Payment. Subject to, and in accordance with, the provisions of this Article VII and the Escrow Agreement:

(a) Any indemnification of the Purchaser Indemnified Parties pursuant to Section 7.01(a)(i) and Section 7.01(a)(ii) shall be delivered to Purchaser as follows: first, from the Indemnification Escrow Funds in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by Purchaser within five (5) days after the determination thereof, until such funds are exhausted; and second, to the extent such Indemnification Escrow Funds are not sufficient to satisfy such indemnification, solely from the R&W Insurance Policy (and not from the Sellers or their Affiliates). Any indemnification of the Purchaser Indemnified Parties pursuant to this Article VII (other than pursuant to Section 7.01(a)(i) and Section 7.01(a)(ii)) shall be delivered to Purchaser from the Sellers by wire transfer of immediately available funds to an account designated by Purchaser within five (5) days after the final determination of the amount thereof.

(b) Any indemnification of the Seller Indemnified Parties pursuant to this Article VII shall be delivered by Purchaser to the applicable Seller Indemnified Parties by wire transfer of immediately available funds to an account designated by the Sellers within five (5) days after the determination thereof.

7.07 Indemnification Escrow. Subject to the provisions of this Article VII, the Indemnification Escrow Funds will be held in escrow in the Indemnification Escrow Account for a period of fifteen (15) months following the Closing Date (the “Indemnification Escrow Period”). Upon the expiration of the Indemnification Escrow Period, Purchaser and the Sellers shall provide joint written instructions to the Escrow Agent to release to the Sellers any amounts remaining in the Indemnification Escrow Account (including the remaining Indemnification Escrow Amount not previously disbursed in accordance with this Article VII and any interest that has accrued on the Indemnification Escrow Amount, if any), less the aggregate amount of any properly filed indemnification claims under Section 7.01(a)(i) and Section 7.01(a)(ii) delivered during the Indemnification Escrow Period that remain outstanding as of the expiration of the Indemnification Escrow Period (such claims, “Pending Claims”). The Escrow Agent will hold any amounts remaining in the Indemnification Escrow Account in respect of Pending Claims until each such Pending Claim is finally determined, at which time Purchaser and the Sellers shall provide joint written instructions to the Escrow Agent to release to Purchaser or the Sellers (as applicable pursuant to this Article VII) the amount in respect of such Pending Claim so finally determined.

7.08 Exclusive Remedy. Subject to the last two sentences of this Section 7.08, from and after the Closing, the Indemnified Parties’ sole and exclusive remedy against the Indemnifying Parties with respect to all claims arising under this Agreement or the Transactions, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article VII and the provisions of the other Transaction Agreements. Subject to the last two sentences of this Section 7.08, the provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the Transactions (including Section 7.01 and this Section 7.08) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder. Subject to the last two sentences of this Section 7.08, no Indemnified Party may avoid the limitations on liability set forth in this Article VII by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 7.08 or otherwise in this Agreement shall limit the rights of any of the parties hereto (i) pursuant to Section 2.03(a) or Section 2.04 or (ii) to seek equitable remedies, including specific performance of any other parties’ obligations hereunder in accordance with Section 9.14. Nothing in this Section 7.08 or otherwise in this Agreement shall limit a party’s right to bring, or recover in, a claim for Fraud.

ARTICLE VIII

TAX MATTERS

8.01 Preparation and Filing of Tax Returns; Payment of Taxes. Purchaser shall prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns of the Company Entities that are due after the Closing (after taking into account valid extensions) (the “Purchaser Prepared Returns”). To the extent any Purchaser Prepared Return relates solely to a Pre-Closing Tax Period and includes an Indemnified Tax, such Tax Return shall be prepared on a basis consistent with past practices except as required by Law. Purchaser shall provide the Sellers with a copy of any such Purchaser Prepared Return that shows an Indemnified Tax (other than Tax Returns relating to payroll or other employment Taxes) at least thirty (30) days prior to the due date of the Tax Return for the Sellers’ review and comment and Purchaser shall revise such Tax Return based on any reasonable comments made by the Sellers to the extent consistent with the second sentence of this Section 8.01. No failure or delay of Purchaser in providing Purchaser Prepared Returns for the Sellers to review shall reduce or otherwise affect the obligations or liabilities of any Seller pursuant to this Agreement, except to the extent any Seller is actually prejudiced by such failure or delay.

8.02 Allocation of Certain Taxes. In the case of a taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”):

(a) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(b) in the case of Taxes imposed on the Company Entities or Purchaser as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the applicable Company Entity for a Pre-Closing Tax Period;

(c) in the case of any property or similar ad valorem Taxes, such Taxes shall be allocated to the Pre-Closing Tax Period for purposes of this Agreement in an amount equal to the product of (i) the amount of such Taxes for the entire Straddle Period and (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period; and

(d) in the case of all other Taxes, such Taxes shall be allocated to the Pre-Closing Tax Period by determining the amount of such Taxes that would have been paid had the applicable Company Entity closed its books at the end of the Closing Date. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this clause (d), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

For the avoidance of doubt, any payroll or other employment Taxes of the Company Entities for any Pre-Closing Tax Period that are deferred pursuant to Section 2302 of the CARES Act shall be treated as attributable to the Pre-Closing Tax Period.

8.03 Transfer Taxes. At the Closing or, if due thereafter, promptly when due, the Sellers and Purchaser shall each bear fifty percent (50%) of all gross receipts, transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the Transactions (“Transfer Taxes”).

8.04 Cooperation on Tax Matters. Purchaser, on the one hand, and the Sellers, on the other hand, and their respective Affiliates shall cooperate in (a) the preparation of all Tax Returns for any Tax periods; (b) the conduct of any Tax Proceeding, for which one (1) party could reasonably require the assistance of the other party in obtaining any necessary information; (c) providing certificates or forms, and timely executing any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax; and (d) providing any information necessary or reasonably requested by any party to allow Purchaser, the Company Entities or any of their Affiliates to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Such cooperation shall include, but not be limited to, furnishing such information within such party’s possession requested by the other party as is relevant to the preparation of any Tax Returns or the conduct of any Tax Proceeding. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Body which relate to the Company Entities.

8.05 Tax Proceedings.

(a) If any Governmental Body issues to any Company Entity (i) a written notice of its intent to audit or conduct another Tax Proceeding with respect to Indemnified Taxes of the Company Entities for any Pre-Closing Tax Period or (ii) a written notice of deficiency for Indemnified Taxes for any Pre-Closing Tax Period, Purchaser shall notify the Sellers of its receipt of such communication from the Governmental Body within thirty (30) days of receipt. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of any Seller pursuant to this Agreement, except to the extent any Seller is actually prejudiced by such failure or delay.

(b) The applicable Company Entity shall control any audit or other Tax Proceeding in respect of any Tax Return or Taxes of the Company Entities (a “Tax Contest”); provided, however, that (i) the Sellers, at their sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to Indemnified Taxes for a Pre-Closing Tax Period and (ii) Purchaser shall not allow the applicable Company Entity to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates to Indemnified Taxes for a Pre-Closing Tax Period without the consent of the Sellers (which will not be unreasonably withheld, delayed or conditioned).

8.06 Tax Treatment; Allocation.

(a) For U.S. federal income Tax purposes, the parties hereto agree that (i) with respect to the acquisition of the Final Mile Purchased Interests, Purchaser shall be treated as acquiring an undivided interest in the assets of Final Mile for cash and other taxable consideration from Forward Air in a transaction governed by Section 1001 of the Code and (ii) with respect to the acquisition of the FFM Purchased Interests, Purchaser shall be treated as acquiring an undivided interest in the assets of FFM for cash and other taxable consideration from FAF in a transaction governed by Section 1001 of the Code.

(b) Within sixty (60) days following the final determination of the Closing Cash Proceeds, Purchaser shall deliver to the Sellers a schedule allocating the purchase price and the relevant liabilities applicable to each Company Entity among the assets thereof (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and consistent with the methodologies set forth on the Purchase Price Methodologies Schedule. Purchaser and the Sellers shall file all Tax Returns consistently with the Purchase Price Allocation Schedule and the Tax treatment set forth in this Section 8.06, and shall not take any position during the course of any audit or other Tax Proceeding that is inconsistent with the Purchase Price Allocation Schedule or the agreed Tax treatment, unless otherwise required by a determination of the applicable Governmental Body that is final.

ARTICLE IX

MISCELLANEOUS

9.01 Press Releases and Communications. The initial press releases relating to this Agreement and the Transactions, to be made following the execution of this Agreement, have been agreed to by each of Purchaser and Parent. No other press release or public announcement related to this Agreement or the Transactions shall be issued or made by Purchaser, any Seller or Parent without the other being first given the right to review such press release, announcement or communication prior to issuance, distribution or publication; provided, however, that this Section 9.01 shall not restrict (a) announcements or filings by Purchaser, Sellers or their respective Affiliates that are required by Law (in the reasonable opinion of counsel) including filings that are necessary or advisable pursuant to securities Laws or the rules of NASDAQ or relevant stock exchanges or (b) public announcements by Purchaser or Seller consistent with the communications plan previously agreed to by the parties.

9.02 Expenses. Except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions (a) by any Company Entity or any Seller or Parent shall be paid by the Sellers or (b) by Purchaser shall be paid by Purchaser.

9.03 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail that is not rejected, or (c) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, in each case to the respective parties hereto at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

Notices to Purchaser or the Company Entities:

Hub Group, Inc.

2001 Hub Group Way

Oak Brook, IL 60523

Attention: Tom LaFrance (General Counsel) and Joey Graves (Deputy General Counsel)

Email: [*], [*], and [*]

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Attention: Patrick O. Doyle and Nicholas J. Golem

Email: [*] and [*]

Notices to any Seller or Parent:

Forward Air, Inc.

4370 Old Dixie Road

Atlanta, Georgia 30354

Attn: Chief Legal Officer

Email: [*]

Attention: Kyle A. Ricketts

Email: [*]

with a copy to:

Carlton Fields, P.A.

One Atlantic Center

1201 West Peachtree Street NW, Suite 3000

Atlanta, Georgia 30309

Attention: James Walker IV and Terresa R. Tarpley

Email: [*] and [*]

9.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Seller or Parent shall assign its rights, interests or obligations hereunder without the prior written consent of Purchaser. Purchaser shall not assign its rights, interests or obligations hereunder without the prior written consent of the Sellers; provided, however, that Purchaser may assign its rights under this Agreement (i) to its lenders as collateral security for its obligations under any of its secured debt financing arrangements, (ii) in connection with any sale of any Company Entity or its business to a third party or (iii) to an Affiliate of Purchaser so long as Purchaser continues to remain liable for all obligations of Purchaser hereunder.

9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.06 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. References to this Agreement mean this Equity Purchase Agreement, together with the Disclosure Schedules, the Other Schedules and the Exhibits hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof. The Disclosure Schedules and the Other Schedules are hereby expressly incorporated into this Agreement and are hereby made a part hereof. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. All references to Articles, Sections, Schedules, or Exhibits are to Articles, Sections, Schedules, and Exhibits of this Agreement. The word “breach” means (i) in the context of a breach of a statement which a party represents and warrants is true and correct, that such statement was not true and correct when made and (ii) in the context of a breach of a covenant or other obligation by a party, that such party has not complied with or performed such covenant or other obligation. Where this Agreement states that a party “shall,” “will,” or “must” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. In the event a subject matter is addressed in more than one representation and warranty in Article III or Article IV, Purchaser shall be entitled to rely on any and all of the representations and warranties addressing such matter.

9.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules, Other Schedules or Exhibits hereto may be amended or waived only in a writing signed by Purchaser and the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.08 Entire Agreement. This Agreement (including the Disclosure Schedules, the Other Schedules and the Exhibits hereto) and the other Transaction Agreements contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way, including any letter of intent, exclusivity agreement and confidentiality agreements.

9.09 Third-Party Beneficiaries. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, the Purchaser Indemnified Parties and the Seller Indemnified Parties, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Notwithstanding the foregoing, the D&O Persons specified in Section 6.01 are each third-party beneficiaries of Section 6.01.

9.10 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto that executed this Agreement shall re execute the original form of this Agreement and deliver such form to all other parties hereto. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.11 GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THE LAW OF THE STATE OF DELAWARE SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREBY. ANY AND ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR STATUTE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) OR OTHER RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the

Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, to the exclusion of other courts, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties hereto (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (i) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (ii) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.12 Deliveries to Purchaser. The parties agree and acknowledge that any reference herein to a document being delivered, provided or made available to Purchaser (or any similar phrase), when referring to documents or items delivered via a “data room,” shall mean that such document was uploaded and made available to Purchaser and its representatives in the online “data rooms” – Box Project Jordan, Box Project Jordan – Clean Team (Commercial) and Box Project Jordan – Clean Team (Human Resources) – established for purposes of the Transactions, in each case, on or before 11:59 p.m. Eastern time on the Business Day immediately prior to the date hereof.

9.13 Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

9.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement as of the date first above written.

Sellers:	FORWARD AIR, INC.

	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer

FAF, INC.

	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer

Company Entities:	FORWARD AIR FINAL MILE, LLC

	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer

FFM, LLC

	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer

Parent:	FORWARD AIR CORPORATION

	By:	/s/ Thomas Schmitt
	Name:	Thomas Schmitt
	Title:	President and Chief Executive Officer

Purchaser:	HUB GROUP, INC.

	By:	/s/ Thomas P. LaFrance
	Name:	Thomas P. LaFrance
	Title:	General Counsel

Signature Page to Equity Purchase Agreement